Exhibit 99.1

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

E*TRADE Financial Corporation

Arlington, Virginia

We have audited the accompanying consolidated balance sheets of E*TRADE Financial Corporation and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of E*TRADE Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/    Deloitte & Touche LLP

McLean, Virginia

March 10, 2005 (October 17, 2005 as to the effects of discontinued operations and segment classification discussed in Note 31).

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2004	2003
ASSETS
Cash and equivalents	$939,906	$921,364
Cash and investments required to be segregated under Federal or other regulations (includes repurchase agreements of $0 at December 31, 2004 and $875,800 at December 31, 2003)	724,026	1,644,605
Brokerage receivables, net	3,034,548	2,297,778
Trading securities	593,245	832,889
Available-for-sale mortgage-backed and investment securities (includes securities pledged to creditors with the right to sell or repledge of $10,113,049 at December 31, 2004 and $5,706,325 at December 31, 2003)	12,543,818	9,826,940
Other investments	46,269	49,272
Loans receivable (net of allowance for loan losses of $47,681 at December 31, 2004 and $37,847 at December 31, 2003)	11,505,755	8,130,906
Loans held-for-sale, net	279,280	1,000,487
Property and equipment, net	302,291	287,097
Derivative assets	115,867	59,990
Accrued interest receivable	117,131	92,565
Investment in Federal Home Loan Bank Stock	92,005	79,236
Goodwill	395,043	392,845
Other intangibles, net	134,121	126,032
Other assets	209,278	307,210

Total assets	$31,032,583	$26,049,216

LIABILITIES AND SHAREHOLDERS’ EQUITY
Brokerage payables	$3,618,892	$3,696,225
Deposits	12,302,974	12,514,486
Securities sold under agreements to repurchase	9,896,872	5,283,609
Other borrowings by Bank subsidiary	1,760,732	1,203,554
Derivative liabilities	52,208	79,303
Senior notes	400,452	—
Convertible subordinated notes	185,165	695,330
Accounts payable, accrued and other liabilities	587,086	658,415

Total liabilities	28,804,381	24,130,922

Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, shares authorized: 1,000,000; issued and outstanding: none at December 31, 2004 and 2003	—	—
Shares exchangeable into common stock, $0.01 par value, shares authorized: 10,644,223; issued and outstanding: 1,302,801 at December 31, 2004 and 1,386,125 at December 31 2003	13	14
Common stock, $0.01 par value, shares authorized: 600,000,000; issued and outstanding: 369,623,604 at December 31, 2004 and 366,636,406 at December 31, 2003	3,696	3,666
Additional paid-in capital	2,234,093	2,247,930
Deferred stock compensation	(18,419)	(12,874)
Retained earnings (deficit)	150,018	(230,465)
Accumulated other comprehensive loss	(141,199)	(89,977)

Total shareholders’ equity	2,228,202	1,918,294

Total liabilities and shareholders’ equity	$31,032,583	$26,049,216

See accompanying notes to consolidated financial statements

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2004	2003	2002
Revenues:
Commissions	$452,288	$444,084	$398,546
Principal transactions	126,893	107,601	111,281
Gain on sales of loans and securities, net	140,718	247,654	208,762
Service charges and fees	97,915	110,147	113,231
Other revenues	94,460	96,317	72,907
Interest income	1,145,744	892,906	949,690
Interest expense	(510,455)	(486,129)	(561,174)

Net interest income	635,289	406,777	388,516
Provision for loan losses	(38,121)	(38,523)	(14,664)

Net interest income after provision for loan losses	597,168	368,254	373,852

Total net revenues	1,509,442	1,374,057	1,278,579

Expenses excluding interest
Compensation and benefits	355,862	369,270	318,527
Occupancy and equipment	72,854	80,735	82,015
Communications	72,119	77,586	83,548
Professional services	68,330	56,079	52,977
Commissions, clearance and floor brokerage	145,639	144,052	157,802
Advertising and marketing development	62,158	57,935	70,191
Servicing and other banking expenses	35,971	37,575	45,424
Fair value adjustments of financial derivatives	(2,299)	15,338	11,662
Depreciation and amortization	79,603	87,397	104,709
Amortization of other intangibles	20,493	25,808	20,186
Facility restructuring and other exit charges	15,688	134,191	15,357
Acquisition-related expenses	248	1,499	11,473
Executive agreement	—	—	(23,485)
Other	91,543	100,606	69,748

Total expenses excluding interest	1,018,209	1,188,071	1,020,134

Income before other income (loss), income taxes, discontinued operations and cumulative effect of accounting change	491,233	185,986	258,445

Other income (loss)
Corporate interest income	6,692	6,550	12,612
Corporate interest (expense)	(47,525)	(45,592)	(47,716)
Gain (loss) on sale and impairment of investments	128,103	147,874	(20,302)
Gain (loss) on early extinguishment of debt, net	(22,972)	—	5,346
Equity in income (losses) of investments and venture funds	4,382	9,132	(682)

Total other income (loss)	68,680	117,964	(50,742)

Income before income taxes and discontinued operations	559,913	303,950	207,703
Income tax expense	180,278	110,250	90,922
Minority interest in subsidiaries	893	(5,061)	1,555

Net income from continuing operations	378,742	198,761	115,226

Discontinued operations, net of tax
Gain (loss) from discontinued operations, net	(29,667)	4,266	(7,962)
Gain on disposal of discontinued operations, net	31,408	—	—

Net income (loss) from discontinued operations	1,741	4,266	(7,962)

Cumulative effect of accounting change, net of tax	—	—	(293,669)

Net income (loss)	$380,483	$203,027	$(186,405)

Basic income per share
Basic income per share from continuing operations	$1.03	$0.56	$0.32
Basic income (loss) per share from discontinued operations	0.01	0.01	(0.02)
Basic loss per share from cumulative effect of accounting change	—	—	(0.82)

Basic net income (loss) per share	$1.04	$0.57	$(0.52)

Diluted income per share
Diluted income per share from continuing operations	$0.98	$0.54	$0.32
Diluted income (loss) per share from discontinued operations	0.01	0.01	(0.02)
Diluted loss per share from cumulative effect of accounting change	—	—	(0.82)

Diluted net income (loss) per share	$0.99	$0.55	$(0.52)

Share used in computation of per share data
Basic	366,586	358,320	355,090
Diluted	405,389	367,361	361,051

See accompanying notes to consolidated financial statements

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year Ended December 31,
	2004	2003	2002
Net income (loss)	$380,483	$203,027	$(186,405)
Other comprehensive income (loss):
Available-for-sale securities:
Unrealized gains	94,900	301,634	48,672
Less impact of realized gains (transferred out of AOCI) and included in net income (loss)	(187,663)	(223,086)	(54,340)
Tax effect	37,015	(33,552)	2,918

Net change from available-for-sale securities	(55,748)	44,996	(2,750)

Cash flow hedging instruments:
Unrealized losses	(84,050)	(15,375)	(137,143)
Amortization of losses into interest expense related to de-designated cash flow hedges deferred in AOCI	95,614	121,414	67,937
Tax effect	(5,828)	(41,513)	29,266

Net change from cash flow hedging instruments	5,736	64,526	(39,940)

Foreign currency translation gains (losses)	(1,210)	31,958	8,610

Other comprehensive income (loss)	(51,222)	141,480	(34,080)

Comprehensive income (loss)	$329,261	$344,507	$(220,485)

See accompanying notes to consolidated financial statements.

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)

	Preferred Stock		Shares Exchangeable into Common Stock		Common Stock		Additional Paid-in-Capital	Shareholders’ Notes Receivable	Deferred Stock Compensation	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2001	—	$—	1,826	$18	347,592	$3,476	$2,072,701	$(32,707)	$(28,110)	$(247,087)	$(197,377)	$1,570,914
Income before cumulative effect of accounting change										107,264		107,264
Cumulative effect of accounting change										(293,669)		(293,669)
Other comprehensive loss											(34,080)	(34,080)
Exercise of stock options and warrants, including tax benefit					2,568	26	14,811					14,837
Employee stock purchase plan					454	4	2,449					2,453
Repurchases of common stock					(10,171)	(102)	(43,379)					(43,481)
Issuance of common stock in exchange for retirements of convertible subordinated notes					6,452	64	55,284					55,348
Collection of shareholders’ notes receivable					(5,021)	(50)	(28,740)	32,707				3,917
Amortization of deferred stock compensation, net of cancellations and retirements					(1,002)	(10)	(6,127)		8,712			2,575
Ascribed value of restricted stock contributed to Rabbi Trust									(3,660)			(3,660)
Issuance of common stock for purchase acquisitions and equity investments					16,973	170	123,201					123,371
Conversion of Exchangeable Shares to common stock			(199)	(2)	199	2						—

Balance, December 31, 2002	—	$—	1,627	$16	358,044	$3,580	$2,190,200	$—	$(23,058)	$(433,492)	$(231,457)	$1,505,789

See accompanying notes to consolidated financial statements.

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY—(Continued)

(in thousands)

	Preferred Stock		Shares Exchangeable into Common Stock		Common Stock		Additional Paid-in-Capital	Shareholders’ Notes Receivable	Deferred Stock Compensation	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2002	—	$—	1,627	$16	358,044	$3,580	$2,190,200	$—	$(23,058)	$(433,492)	$(231,457)	$1,505,789
Net income										203,027		203,027
Other comprehensive income											141,480	141,480
Exercise of stock options and warrants, including tax benefit					8,543	85	58,917					59,002
Employee stock purchase plan					1,572	16	5,908					5,924
Adjustment related to change in original option grants							954					954
Cancellation of unvested restricted stock					(3,447)	(34)	(21,271)		21,305			—
Issuance of restricted stock					1,733	17	13,491		(13,408)			100
Amortization of deferred stock compensation, net of cancellations and retirements					(50)		(269)		2,287			2,018
Conversion of Exchangeable Shares to common stock			(241)	(2)	241	2						—

Balance, December 31, 2003	—	—	1,386	14	366,636	3,666	2,247,930	—	(12,874)	(230,465)	(89,977)	1,918,294
Net income										380,483		380,483
Other comprehensive loss											(51,222)	(51,222)
Exercise of stock options and purchase plans, including tax benefit					6,757	68	57,686					57,754
Employee stock purchase plan					1,443	14	8,640					8,654
Adjustment related to change in original option grants							224					224
Repurchases of common stock					(13,664)	(137)	(175,639)					(175,776)
Cancellation of restricted stock					(113)	(1)	(858)		859			—
Issuance of restricted stock					908	9	11,149		(11,058)			100
Shares issued upon debt conversion					7,438	74	79,889					79,963
Amortization of deferred stock compensation, net of cancellations and retirements					(25)		(325)		4,654			4,329
Conversion of Exchangeable Shares to common stock			(83)	(1)	83	1						—
Other					161	2	5,397					5,399

Balance, December 31, 2004	—	$—	1,303	$13	369,624	$3,696	$2,234,093	$—	$(18,419)	$150,018	$(141,199)	$2,228,202

See accompanying notes to consolidated financial statements

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$380,483	$203,027	$(186,405)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of accounting change	—	—	293,669
Provision for loan losses	38,121	38,523	14,664
Depreciation, amortization and discount accretion	398,297	443,746	325,980
Net realized gains on available-for-sale securities, loans held-for-sale and trading securities	(275,795)	(445,552)	(223,159)
Gain on disposition of assets	(57,451)	—	—
Realized loss on impairment of investments	18,330	10,406	24,972
Minority interest and equity in income of subsidiaries and investments	(9,882)	(14,834)	(9,040)
Unrealized loss on venture funds	5,413	5,640	9,683
Noncash restructuring costs and other exit charges	15,029	70,811	11,880
Executive agreement	—	—	(23,485)
Amortization of deferred stock compensation	4,654	2,287	8,712
Deferred income taxes	79,787	3,556	84,138
Gain on early extinguishment of debt	—	—	(8,669)
Other	11,503	16,033	(35,368)
Net effect of changes in brokerage-related assets and liabilities:
(Increase) decrease in cash and investments required to be segregated under Federal or other regulations	936,492	(171,287)	(675,514)
(Increase) decrease in brokerage receivables	(713,656)	(856,359)	646,240
Increase (decrease) in brokerage payables	(117,567)	924,051	132,270
Net effect of changes in banking-related assets and liabilities:
Proceeds from sales, repayments and maturities of loans held-for-sale	6,857,431	13,662,209	12,794,746
Purchases of loans held-for-sale	(6,063,974)	(12,951,831)	(10,261,694)
Proceeds from sales, repayments and maturities of trading securities	9,354,027	14,749,315	12,892,384
Purchases of trading securities	(9,122,071)	(15,204,220)	(13,246,949)
Other changes, net:
(Increase) decrease in other assets	(69,810)	75,329	(325,223)
Accrued interest receivable and payable, net	(13,207)	12,814	(8,452)
Increase (decrease) in accounts payable, accrued and other liabilities	(27,183)	144,311	9,665
Decrease in restructuring liabilities	(11,564)	(30,626)	(18,846)

Net cash provided by operating activities	1,617,407	687,349	2,226,199

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in loans receivable, net of loans received in business acquisition	(3,487,941)	(2,426,789)	165,488
Purchases of mortgage-backed and investment securities, available-for-sale	(20,701,412)	(21,516,669)	(17,151,373)
Proceeds from sales, maturities of and principal payments on mortgage-backed and investment securities, available-for-sale	17,995,471	20,271,822	13,646,716
Purchases of property and equipment, net of property and equipment received in business acquisition	(108,887)	(60,121)	(117,599)
Proceeds from sale of property and equipment	5,957	3,846	—
Restricted deposits	—	—	71,888
Cash used in business acquisitions, net	(19,025)	(3,466)	(1,853,188)
Proceeds from escrow settlement	—	—	3,513
Net cash flow from derivatives designated in a fair value hedge relationship	(33,354)	(59,607)	(331,321)
Proceeds from sale of E*TRADE Access	106,868	—	—
Other	(11,156)	(1,908)	11,015

Net cash used in investing activities	$(6,253,479)	$(3,792,892)	$(5,554,861)

See accompanying notes to consolidated financial statements

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	Year Ended December 31,
	2004	2003	2002
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in banking deposits, net of deposits received in acquisitions	$(202,544)	$4,113,280	$317,474
Advances from the Federal Home Loan Bank	7,041,000	1,634,700	2,068,945
Payments on advances from the Federal Home Loan Bank	(6,472,000)	(2,025,000)	(1,664,945)
Net increase (decrease) in securities sold under agreements to repurchase	4,603,641	(343,324)	2,608,477
Net decrease in other borrowed funds	(64,215)	(208,479)	—
Proceeds from bank loans and lines of credit, net of transaction costs	23,500	—	18,500
Payments on bank loans and lines of credit	(753)	(5,090)	(23,283)
Net proceeds from 8.00% Notes	394,000	—	—
Payments on call of convertible subordinated notes	(428,902)	—	—
Proceeds from issuance of common stock from employee stock transactions	43,974	51,740	13,746
Repayment of capital lease obligations	(734)	(6,031)	(14,431)
Proceeds from related party loan	500	—	—
Issuance of loans to related parties	(250)	(1,507)	(11,299)
Proceeds from repayments of principal and interest on loans to related parties	509	15,719	14,013
Repurchases of common stock	(175,776)	—	(43,481)
Collection on shareholders’ notes receivable	—	—	3,073
Proceeds from issuance of subordinated debentures and trust preferred securities	75,630	58,210	73,836
Payments on trust preferred securities	(23,375)	—	—
Net cash flow from derivatives in a cash flow hedge relationship	(159,591)	(30,916)	(89,799)
Other	—	—	(4,760)

Net cash provided by financing activities	4,654,614	3,253,302	3,266,066

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	18,542	147,759	(62,596)
CASH AND EQUIVALENTS, Beginning of year	921,364	773,605	836,201

CASH AND EQUIVALENTS, End of year	$939,906	$921,364	$773,605

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$437,714	$430,855	$621,140
Cash paid for income taxes	$101,309	$42,555	$6,111
Non-cash investing and financing activities:
Tax benefit on exercise of stock options	$22,441	$13,186	$3,145
Transfers from loans to other real estate owned and repossessed assets	$47,080	$48,947	$38,897
Reclassification of loans held-for-sale to loans held-for-investment	$—	$289,592	$104,348
Deconsolidation of trust preferreds to other borrowings	$—	$201,665	$—
Reclassification of loans held-for-investment to loans held-for-sale	$—	$—	$2,622,126
Issuance of shares in exchange for increased ownership in E*TRADE Japan K.K.	$—	$—	$30,698
Notes receivable repaid with common stock	$—	$—	$28,790
Issuance of common stock to retire debentures	$79,963	$—	$55,348
Acquisitions, net of cash acquired:
Common stock issued and stock options assumed	$—	$—	$91,943
Cash paid, less acquired	19,025	3,466	1,854,910
Net deferred tax (asset) liability	—	(4,956)	36,200
Net liabilities assumed	—	—	56,346

Fair value of assets acquired including goodwill	$19,025	$(1,490)	$2,039,399

See accompanying notes to consolidated financial statements

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Organization

E*TRADE Financial Corporation (the “Company,” “Parent” or “E*TRADE FINANCIAL”) is a family of companies that provide financial services including trading, investing, banking and lending for retail and institutional customers.

Trading and investing products and services are primarily offered by the Company’s broker-dealer subsidiaries. The Company’s significant broker-dealers include:

•	E*TRADE Securities LLC (“E*TRADE Securities”);

•	E*TRADE Clearing LLC (“E*TRADE Clearing”), the clearing firm for the Company’s broker-dealers;

•	E*TRADE Professional Trading, LLC and E*TRADE Professional Securities, LLC which was closed on May 31, 2005 (collectively “E*TRADE Professional”); and

•	E*TRADE Capital Markets - Execution Services, LLC (“ETCM-ES”), and E*TRADE Capital Markets, LLC (“E*TRADE Capital Markets”), formerly Dempsey & Company and GVR, respectively.

Banking and lending products and services are primarily offered through subsidiaries of E*TRADE Bank (the “Bank”), a Federally chartered savings bank that provides deposit accounts that are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Bank’s significant subsidiaries include:

•	E*TRADE Consumer Finance Corporation (“E*TRADE Consumer Finance”), a consumer loan originator and servicer; and

•	E*TRADE Mortgage Corporation (“E*TRADE Mortgage”), a direct-to-customer mortgage loan originator.

Basis of Presentation

The Company’s consolidated financial statements include the accounts of the Parent and its majority-owned subsidiaries. Intercompany accounts and transactions are eliminated in consolidation. Entities in which the Company holds at least a 20% ownership or in which there are other indicators of significant influence are generally accounted for by the equity method. Entities in which the Company holds less than 20% ownership and does not have the ability to exercise significant influence are generally carried at cost. Because the Company operates in the financial services industry, it follows certain accounting guidance used by the brokerage and banking industries.

Certain prior period items in these consolidated financial statements have been reclassified to conform to the current period presentation. As discussed in Notes 3 and 31, certain operations of the Company have been accounted for as discontinued operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, prior period amounts have been reclassified to reflect the operations as a discontinued operation. Unless noted, discussions herein pertain to the Company’s continuing operations.

New Expense Reporting Format

On January 1, 2004, the Company began reporting its expenses within its consolidated statements of operations in a format more consistent with common presentation in the financial services industry. Under this new format, expenses are presented in the consolidated statements of operations under the following new captions:

•	Compensation and benefits—includes employee salary, bonus, sales and trading commissions, temporary employee services and other related benefit costs;

•	Occupancy and equipment—includes building and equipment rent and lease costs;

•	Communications—includes customer statements, confirmations, website content, data communications and internal communication costs;

•	Professional services—includes fees for legal, accounting, tax, public relations and other consulting services;

•	Commissions, clearance and floor brokerage—includes costs for exchange and clearing brokerage costs and third-party research costs provided to institutional customers;

•	Advertising and market development—includes television, print, mailing and website advertising and promotion costs;

•	Servicing and other banking expenses—includes loan servicing costs and other banking related costs;

•	Depreciation and amortization—includes depreciation on property and equipment; and

•	Other—includes regulatory-related costs, insurance, employee travel expenses and other general corporate administration costs.

Previously these expenses were reported under the following captions:

•	Cost of services—included employee salary, bonus, brokerage and banking costs for its customer transactions, customer communications and overhead costs to provide service to customers;

•	Selling and marketing—included costs for advertising campaigns, independent research provided to institutional customers and fees paid to outside market makers for orders received for execution;

•	Technology development—included costs for technology design and development; and

•	General and administrative—included compensation and benefits, overhead for executive and administrative personnel and other corporate costs.

Previously, these costs were recorded based on a company-department level, whereas, now these costs are reported based on their type. For example compensation and benefits was included in each of cost of services, selling and marketing, technology development and general and administrative.

Use of Estimates

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes for the periods presented. Actual results could differ from management’s estimates. Material estimates that management believes near-term changes could reasonably occur include: allowances for loan losses and uncollectible margin loans; classification and valuation of certain investments; valuation and accounting for financial derivatives; estimates of effective tax rates, deferred taxes and valuation allowances; and valuation of goodwill and intangibles. The Company’s investments in venture funds reflect changes in the fair value of their portfolio investments, including estimated values of non-public companies, which may be subject to adjustments. The Company also estimates the value of real estate and repossessed assets acquired in connection with foreclosures and repossessions.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Equivalents—For the purpose of reporting cash flows, the Company considers all highly liquid investments with original or remaining maturities of three months or less at the time of purchase that are not required to be segregated under Federal or other regulations to be cash equivalents. Cash and equivalents are composed of interest-bearing and non-interest-bearing deposits, certificates of deposit, commercial paper, funds due from banks and Federal funds. Cash and equivalents included $23.7 million and $11.1 million at December 31, 2004 and 2003, respectively, of overnight cash deposits that the Company is required to maintain with the Federal Reserve Bank.

Cash and Investments Required to be Segregated Under Federal or Other Regulations—Cash and investments required to be segregated under Federal or other regulations consist primarily of interest-bearing cash accounts. At December 31, 2003, amounts also included government-backed securities purchased under agreements to resell (“Resale Agreements”). Resale Agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts, which approximate fair value. The Company obtains possession of collateral with a market value equal to or in excess of the principal amount loaned under Resale Agreements. These balances, held by our broker-dealer subsidiaries, are maintained in a special reserve bank account for the exclusive benefit of brokerage customers in accordance with Securities and Exchange Commission (“SEC”) Rule 15c 3-3.

Securities Borrowed and Securities Loaned—Deposits paid for securities borrowed and deposits received for securities loaned are recorded at the amount of cash collateral advanced or received. Deposits paid for securities borrowed transactions require the Company to deposit cash with the lender. With respect to deposits received for securities loaned, the Company receives collateral in the form of cash in an amount generally in excess of the market value of the securities loaned. Interest income and interest expense are recorded on an accrual basis. The Company monitors the market value of the securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded, as necessary.

Trading Securities—Certain trading securities and financial derivative instruments, that are not designated for hedge accounting, are bought and held principally for the purpose of selling them in the near term and are carried at estimated fair value based on quoted market prices. Realized and unrealized gains and losses on securities classified as trading and held by the Bank are included in gain on sales of loans and securities, net and are derived using the specific identification cost method. Realized and unrealized gains and losses on trading securities are recorded in principal transactions for brokerage activities and are also derived by the specific identification method.

During 2004 and 2003, the Bank realized losses from the sales of trading securities of $0.7 million and $21.5 million, respectively, and recognized a $3.9 million gain in 2002. In addition, the Bank had unrealized trading asset appreciation of $2.5 million and $4.8 million in 2004 and 2003, respectively, and $0.9 million unrealized depreciation on these assets in 2002. The Company’s brokerage operations realized gains of $102.0 million, $102.8 million and $94.4 million in 2004, 2003 and 2002, respectively. During 2004 and 2003, the brokerage’s trading assets did not appreciate or depreciate significantly. However, the trading assets held by our brokerage operations resulted in a $0.1 million depreciation loss in 2002.

Available-for-Sale Mortgage-Backed and Investment Securities—The Company classified its debt, mortgage-backed securities and marketable equity securities as either trading or available-for-sale. None of the Company’s mortgage-backed or investment securities were classified as held-to-maturity at December 31, 2004 or 2003.

Available-for-sale securities consist of mortgage-backed securities, asset-backed securities, corporate bonds, municipal bonds, publicly traded equity securities, retained interests from securitizations and other debt securities. Securities classified as available-for-sale are carried at fair value, with the unrealized gains and losses reflected as a component of accumulated other comprehensive income (“AOCI”), net of tax. Fair value is based on quoted market prices, when available. For illiquid securities, fair value is estimated by obtaining market price quotes on similar liquid securities and adjusting the price to reflect differences between the two securities, such as credit risk, liquidity, term, coupon, payment characteristics and other information. Realized and unrealized gains or losses on available-for-sale securities, except for publicly traded equity securities, are computed using the specific identification cost method. Amortization or accretion of premiums and discounts are recognized in interest income using the interest method over the expected life of the security. Realized and unrealized gains or losses on publicly traded equity securities are computed using the average cost method. Realized gains and losses and declines in fair value judged to be other-than-temporary are included in gain on sales of loans and securities, net for the Company’s banking operations; other amounts are included in gain (loss) on sale and impairment of investments. Interest earned is included in interest income for banking operations or corporate interest income for corporate investments.

The Company reviews all securities with unrealized losses for other-than-temporary impairment at each balance sheet date. The Company considers market value of equity securities below the Company’s cost basis, for a period of greater than six months, an indication of other-than-temporary impairment, unless there are other indicators that would cause us to consider an impairment sooner. The Company conducts a detailed credit review of any security with potential for other-than-temporary impairment. In addition, the Company reviews any security in which publicly available information indicates a significant credit concern with the issuer.

In addition, impairment of mortgage-backed and asset-backed securities is evaluated in accordance with the Consensus of the Emerging Issues Task Force (“EITF”) 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets which requires a two-step test on certain mortgage-backed and asset-backed securities to determine if other-than-temporary impairment has occurred. Specifically, impairment is recognized when the security’s fair value is less than its amortized cost and if the current present value of estimated cash flows has decreased since the last periodic estimate. If the security fails both tests, other-than-temporary impairment has occurred and the Company writes the security down to fair value.

Asset Securitization and Retained Interests—An asset securitization involves the transfer of financial assets to another entity in exchange for cash and/or beneficial interests in the assets transferred. Asset transfers in which the Company surrenders control over the financial assets are accounted for as sales to the extent that consideration, other than beneficial interests in the transferred assets, is received in the exchange in accordance with SFAS No. 140 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The carrying amount of the assets transferred is allocated between the assets sold in these transactions and the retained beneficial interests, based on their relative fair values at the date of the transfer. For transactions managed by the Bank, the Company records gain or loss for the difference between the allocated carrying amount of the asset sold and the net cash proceeds received. These gains or losses are recorded in gain on sales of loans and securities, net. Fair value is determined based on quoted market prices, if available. Generally quoted market prices are not available for beneficial interests; therefore, the Company estimates the fair value based on the present value of the associated expected future cash flows. In determining the present value of the associated expected future cash flows, management is required to make estimates and assumptions. The key estimates and assumptions include future default rates, credit losses, discount rates, prepayment speeds and collateral repayment rates. Retained beneficial interests are accounted for in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities and EITF 99-20.

Loans Receivable, net—Loans receivable, net consists of real estate and consumer loans that management has the intent and ability to hold for the foreseeable future or until maturity. These loans are carried at amortized cost adjusted for charge-offs, net allowance for loan losses, deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized in interest income using the interest method over the contractual life of the loans. Premiums and discounts on purchased loans are amortized or accreted into income using the interest method over the remaining period to contractual maturity and adjusted for anticipated prepayments. Nonperforming loans consist of loans for which interest is no longer being accrued and troubled loans that have been restructured in order to increase the opportunity to collect amounts due on the loan. All loans at least 90 days past due and other loans considered uncollectible are placed on nonaccrual status and are considered nonperforming. Interest previously accrued, but not collected, on nonperforming loans is reversed against current income when a loan is placed on nonaccrual status and is considered nonperforming. Accretion of deferred fees is discontinued for nonperforming loans. Payments received on nonperforming loans are recognized as interest income when the loan is considered collectible and applied to principal when it is doubtful that full payment will be collected. Real estate loans are generally charged off to the extent that the carrying value of the loan exceeds the estimated net realizable value of the underlying collateral at 180 days past due. Consumer loans are charged off to the extent the carrying value of the loan exceeds the estimated net realizable value of the underlying collateral when the loan becomes 120 days past due.

Allowance for Loan Losses—The allowance for loan losses is maintained at a level that management believes is at least equal to the probable losses inherent in the Bank’s held-for-investment loan portfolio. Loan losses are charged and recoveries are credited to the allowance for loan losses. In determining the level of the allowance, the Company evaluates its real estate and consumer loans using expected loss ratios. The expected loss ratios are determined based on historical charge-off experience, industry loss experience and current market and economic conditions. Management evaluates these factors each month and adjusts the allowance for loan losses, as necessary. Inherently, the determination of the allowance for losses is subjective, as such management must make significant estimates, including the amounts and timing of losses and current market and economic conditions.

Loans Held-for-Sale, net—Loans held-for-sale, net consists of mortgages acquired by the Bank and loans originated by both E*TRADE Consumer Finance and E*TRADE Mortgage that are intended for sale in the secondary market. These loans are carried at the lower of cost or estimated fair value, as determined on an aggregate basis, based on quoted market price for loans with similar characteristics. Net unrealized losses are recognized in a valuation allowance by charges to income. Premiums and discounts on loans held-for-sale are deferred and recognized as part of loss or gain on sale and are not accreted or amortized.

Property and Equipment, net—Property and equipment are carried at cost and depreciated on a straight-line basis over their estimated useful lives, generally three to ten years. Leasehold improvements are stated at cost and are amortized over the lesser of their estimated useful lives or lease terms. Buildings are depreciated over forty years. Land is carried at cost.

In accordance with Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the cost of internally developed software is capitalized and included in property and equipment at the point at which the conceptual formulation, design and testing of possible software project alternatives are complete and management authorizes and commits to funding the project. The Company does not capitalize pilot projects and projects where it believes that future economic benefits are less than probable. Internally developed software costs include the cost of software tools and licenses used in the development of the Company’s systems, as well as payroll and consulting costs.

Investment in Federal Home Loan Bank (“FHLB”) Stock—Investment in FHLB stock is carried at its amortized cost, which approximates fair value.

Goodwill and Other Intangibles, net—Goodwill and other intangibles, net represents the excess of the purchase price over the fair value of net tangible assets acquired through the Company’s business combinations. The Company tests goodwill and intangible assets with indefinite lives for impairment on at least an annual basis or when certain events occur. The Company evaluates the remaining useful lives of other intangible assets each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization.

Servicing Rights—The Company recognizes servicing assets when it sells loans and retains the related servicing rights. Servicing rights are initially recorded at allocated cost based on the relative fair value of the loans sold and servicing retained at the date of sale in accordance with SFAS No. 140. Servicing assets are amortized in proportion to and over the period of estimated net servicing income. A valuation allowance, if required, is adjusted to reflect the excess of the carrying value of the servicing assets over fair value.

Real Estate Owned and Repossessed Assets—Included in other assets is real estate acquired through foreclosure and repossessed consumer assets. Real estate properties acquired through foreclosures, commonly referred to as real estate owned (“REO”) and repossessed assets, are recorded at fair value, less estimated selling costs at acquisition.

Income Taxes—The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which prescribes the use of the asset and liability method whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect. Valuation allowances are established when necessary to reduce deferred tax assets when it is more likely than not that a portion or all of the deferred tax assets will not be realized. In accordance with SFAS No. 109, income tax expense includes (i) deferred tax expense, which generally represents the net change in the deferred tax asset or liability balance during the year plus any change in valuation allowances and (ii) current tax expense, which represents the amount of tax currently payable to or receivable from a taxing authority plus amounts accrued for expected tax deficiencies (including both tax and interest). Accruals for expected tax deficiencies are recorded in accordance with SFAS No. 5, Accounting for Contingencies, when management determines that a tax deficiency is both probable and reasonably estimable.

Foreign Currency Translation—Assets and liabilities of consolidated subsidiaries outside of the United States are translated into U.S. dollars using the exchange rate in effect at each period end. Revenues and expenses are translated at the average exchange rate during the period. The effects of foreign currency translation adjustments arising from differences in exchange rates from period to period are deferred and included in AOCI as the functional currency of our subsidiaries is their local currency. Currency transaction gains or losses, derived on monetary assets and liabilities stated in a currency other than the functional currency, are recognized in current operations and have not been significant to the Company’s operating results in any period.

Deferred Stock Compensation—On the date restricted common stock is granted to an employee, the Company records the shares granted as common stock issued and additional paid-in capital at the fair market value. An equal and offsetting amount is recorded in shareholders’ equity as deferred stock compensation. Deferred stock compensation is amortized to compensation expense over the vesting period of the restricted common stock.

Advertising Costs—Advertising production costs are expensed when the initial advertisement is run. Costs of communicating advertising are expensed as the services are received.

Technology Development Costs—Technology development costs are charged to operations as incurred. Technology development costs include costs incurred in the development and enhancement of software used in connection with services provided by the Company that do not otherwise qualify for capitalization treatment as internally developed software costs in accordance with SOP 98-1.

Stock-Based Compensation—The Company has stock-based employee compensation plans, which are described more fully in Note 21. The Company accounts for the plans under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations which requires compensation expense to be recognized for any intrinsic value in stock options at the grant date.

The following table illustrates the effect on the Company’s reported net income (loss) and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, to stock-based employee compensation (in thousands, except per share amounts):

	Year Ended December 31,
	2004	2003	2002
Net income (loss), as reported	$380,483	$203,027	$(186,405)
Add back: Stock-based employee compensation expense, net of tax included in reported net income (loss), net of tax	3,081	2,033	5,522
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of tax	(22,640)	(17,561)	(19,737)

Pro forma net income (loss)	$360,924	$187,499	$(200,620)

Income (loss) per share:
Basic—as reported	$1.04	$0.57	$(0.52)

Basic—pro forma	$0.98	$0.52	$(0.56)

Diluted—as reported	$0.99	$0.55	$(0.52)

Diluted—pro forma	$0.94	$0.51	$(0.56)

The underlying assumptions to these fair value calculations are discussed in Note 21.

Comprehensive Income—The Company’s comprehensive income is comprised of net income (loss), foreign currency cumulative translation adjustments, unrealized gains (losses) on available-for-sale mortgage-backed and investment securities and the effective portion of the unrealized gains (losses) on financial derivatives in cash flow hedge relationships, net of reclassification adjustments and related taxes.

Earnings Per Share—Basic earnings per share (“EPS”) is computed by dividing net income (loss) by the weighted-average common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Financial Derivative Instruments and Hedging Activities—The Company enters into derivative transactions to protect against the risk of market price or interest rate movements on the value of certain assets and future cash flows. The Company must also recognize certain contracts and commitments as derivatives when the characteristics of those contracts and commitments meet the definition of a derivative promulgated by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.

Each derivative is recorded on the balance sheet at fair value as a freestanding asset or liability. Financial derivative instruments in hedging relationships that mitigate exposure to changes in the fair value of assets are considered fair value hedges under SFAS No. 133. Financial derivative instruments designated in hedging relationships that mitigate the exposure to the variability in expected future cash flows or other forecasted transactions are considered cash flow hedges. The Company formally documents all relationships between hedging instruments and hedged items and the risk management objective and strategy for each hedge transaction.

Fair value hedges are accounted for by recording the fair value of the financial derivative instrument and the change in fair value of the asset being hedged on the consolidated balance sheets with the net difference reported as fair value adjustments of financial derivatives in the consolidated statements of operations. Accordingly, any net difference, or hedge ineffectiveness, is recognized currently in the consolidated statements of operations as fair value adjustments of financial derivatives. Cash payments or receipts and related accruals during the reporting period on derivatives included in fair value hedge relationships are recorded as an adjustment to interest income on the hedged asset. If a financial derivative in a fair value hedging relationship is no longer effective, de-designated from its hedging relationship or terminated, the Company discontinues fair value hedge accounting for the derivative and the hedged item. Changes in the fair value of these derivative instruments after the discontinuance of fair value hedge accounting are recorded in gain on sales of loans and securities, net, in the consolidated statements of operations. The accumulated adjustment of the carrying amount of the hedged interest-earning asset is recognized in earnings as an adjustment to interest income over the expected remaining life of the asset using the effective interest method.

Cash flow hedges are accounted for by recording the fair value of the financial derivative instrument as either a freestanding asset or a freestanding liability in the consolidated balance sheets, with the effective portion of the change in fair value of the financial derivative recorded in AOCI, net of tax in the consolidated balance sheet. Amounts are then included in interest expense as a yield adjustment in the same period the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the financial derivative is reported as fair value adjustments of financial derivatives in the consolidated statements of operations. If it becomes probable that a hedged forecasted transaction will not occur, amounts included in AOCI related to the specific hedging instruments are reported as gain on sales of loans and securities, net in the consolidated statements of operations.

Derivative gains and losses that are not considered highly effective in hedging the change in fair value or expected cash flows of the hedged item are recognized as gain on sales of loans and securities, net in the consolidated statements of operations as these derivatives do not qualify for hedge accounting under SFAS No. 133. If a financial derivative ceases to be highly effective as a hedge, hedge accounting is discontinued prospectively and the financial derivative instrument continues to be recorded at fair value with changes in fair value being reported as gain on sales of loans and securities, net in the consolidated statements of operations.

Commissions—The Company derives commission revenues from its retail customers and its commission-based portion of its global execution and settlement service business. Commission revenues from securities transactions are recognized on a trade date basis. E*TRADE Securities receives commissions for providing certain institutional customers with market research and other information, which is a common industry practice. These commission revenues contributed less than 10% of the Company’s net revenues for all periods presented. Direct costs from these arrangements are expensed as the commissions are received, in proportion to the cost of the total arrangement. As a result, payments for independent research are deferred or accrued to properly match expenses at the time commission revenue is earned. For these arrangements, payments for independent research of $6.3 million were deferred and costs of $18.6 million were accrued at December 31, 2004 and payments of $7.7 million were deferred and costs of $17.6 million were accrued at December 31, 2003.

Principal Transactions—Principal transactions consist principally of revenue from market-making activities.

Gain on Sales of Loans and Securities, net—Gain on sales of originated loans are recognized at the date of settlement and are based on the difference between the cash received and the carrying value of the related loans sold, less related transaction costs. In cases where the Company retains the servicing rights associated with loans sold, the gain recognized is the difference between cash received and the allocated basis of the loans sold, less the related transaction costs. In accordance with SFAS No. 140, the allocated basis of the loans, which is determined at the sale date, is the result of the allocation of basis between the loans sold and the associated servicing right, based on the relative fair values of the loans at the date of transfer. Nonrefundable fees and direct costs associated with the origination of mortgage loans are deferred and recognized when the related loans are sold.

Gain on sales of loans held-for-sale and securities includes gains or losses resulting from sales of loans, which the Bank purchased for resale; the sale or impairment of the Bank’s available-for-sale mortgage-backed and investment securities; and gains or losses on financial derivatives that are not accounted for as hedging instruments under SFAS No. 133. Gains or losses resulting from the sale of Bank loans held-for-sale are recognized at the date of settlement and are based on the difference between the cash received and the carrying value of the related loans, less related transaction costs. Nonrefundable fees and direct costs associated with the origination of mortgage loans are deferred and recognized when the related loans are sold. Gains or losses resulting from the sale of available-for-sale securities are recognized at the trade date, based on the difference between the cash received and the amortized cost of the specific securities sold.

Service Charges and Fees—Service charges and fees consist of account maintenance fees, servicing fee income and other customer service fees. Account maintenance fees are charged to the customer either quarterly or annually and accrued as earned.

Other Revenues—Other revenues consists of stock plan administration services, payments for order flow from third party market makers, foreign exchange margin revenue and electronic communication network (“ECN”) rebate fees. Stock plan administration services are recognized in accordance with applicable accounting guidance, including SOP 97-2, Software Revenue Recognition. Payments for order flow revenues are accrued in the same period in which the related securities transactions are completed or related services are rendered. ECN rebate fees, which represent payments from ECNs for initiating order flow are recorded as earned.

Interest Income—Interest income is recognized as earned and consists of interest earned on interest-earning assets, customer margin loan balances, stock borrow balances and cash required to be segregated under regulatory guidelines and fees on customer assets invested in money market funds. Interest income includes the effect of hedges on interest-earning assets.

Interest Expense—Interest expense is recognized as incurred and consists of interest paid on interest-bearing liabilities, customer credit balances, interest paid to banks and interest paid to other broker-dealers through a subsidiary’s stock loan program. Interest expense includes the effect of hedges on interest-bearing liabilities.

New Accounting Standards

SFAS No. 123R—Share-Based Payment

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004), Share-Based Payment. This statement supersedes APB Opinion No. 25, and its related implementation guidance. The statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The most significant change resulting from this statement is the requirement for public companies to expense employee share-based payments under fair value as originally introduced in SFAS No. 123. This statement is effective for public companies as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company will adopt this statement effective July 1, 2005. The Company will adopt this statement effective July 1, 2005, and is currently evaluating the impact it will have on net income for the last half of 2005. Note 2 contains the pro forma effect on net income had the Company adopted the provisions of SFAS No. 123, for each year presented.

EITF 03-01—The Meaning of Other-Than-Temporary Impairment and its Application to Certain Issues

In March 2004, the EITF amended and ratified previous consensus reached on EITF 03-01, The Meaning of Other-Than-Temporary Impairment. This amendment, which was originally effective for financial periods beginning after June 15, 2004, introduced qualitative and quantitative guidance for determining whether securities are other-than-temporarily impaired. In September 2004, the FASB’s staff issued a number of Financial Staff Positions (“FSP”) that focused primarily upon the application of EITF 03-01 to debt securities that are impaired solely due to interest rates and/or sector spreads. Subsequently, the FASB suspended the effective date of the application of the majority of EITF 03-01 for an unspecified period, pending additional review. In the interim, the Company continues to apply earlier authoritative accounting guidance, primarily SFAS No. 115 and EITF 99-20, to the measurement and recognition of other-than-temporary impairments of its debt and equity securities.

SOP No. 03-3—Accounting for Certain Loans or Debt Securities Acquired in a Transfer

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP No. 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer to address accounting for differences between the contractual cash flows of certain loans and debt securities and the cash flows expected to be collected when loans or debt securities are acquired in a transfer and those cash flow differences are attributable, at least in part, to credit quality. As such, SOP No. 03-3 applies to loans and debt securities purchased or acquired in purchase business combinations and does not apply to originated loans. The application of SOP No. 03-3 limits the interest income, including accretion of purchase price discounts, that may be recognized for certain loans and debt securities. Additionally, SOP No. 03-3 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield or valuation allowance, such as the allowance for credit losses. Subsequent to the initial investment, increases in expected cash flows generally should be recognized prospectively through adjustment of the yield on the loan or debt security over its remaining life. Decreases in expected cash flows should be recognized as impairment. SOP No. 03-3 is effective for loans and debt securities acquired in fiscal years beginning after December 15, 2004, with early application encouraged. The impact of this new pronouncement is not expected to be material to the Company’s financial condition, results of operations, or cash flows.

NOTE 3—DISCONTINUED OPERATIONS

On June 30, 2004, the Company’s retail segment completed the sale of substantially all of the assets and liabilities of E*TRADE Access, Inc. (“E*TRADE Access”), a subsidiary of the Bank, to Cardtronics, LP and Cardtronics, Inc., for $107.0 million cash. Although the Company believes that an ATM network is an important distribution channel for its customers, it determined that its continued ownership and direct operation of the ATM network was not essential to providing this customer benefit and that the capital it had invested in this endeavor could be better applied to other operations.

The sale resulted in a $57.5 million pre-tax gain ($31.4 million after taxes). As part of the sales agreement, Cardtronics assumed substantially all of the liabilities of E*TRADE Access, including contingent liabilities that could result from litigation that was pending final resolution as of June 30, 2004. Under the sales agreement, the Company continues to retain the obligation for certain unasserted contingent liabilities that may have existed prior to the sale, primarily employment-related claims. The Company has reflected E*TRADE Access’ results of operations and financial position as discontinued operations in the consolidated financial statements for all periods reported herein.

The following table summarizes the results of discontinued operations for the periods presented (in thousands):

	Year Ended December 31,
	2004	2003	2002
Net revenues	$20,029	$44,909	$38,659

Loss from discontinued operations before income taxes	$(3,085)	$(2,700)	$(3,597)
Income tax benefit	1,230	1,035	1,387

Loss from discontinued operations	$(1,855)	$(1,665)	$(2,210)

Proprietary Trading

On May 9, 2005, the Company’s institutional segment closed its E*TRADE Professional unit responsible for both proprietary and hybrid proprietary trading models. In June 2005, the Company filed to withdraw its broker-dealer license related to this business, for E*TRADE Professional Securities, LLC (“ETPS”) with an effective date of May 31, 2005. ETPS was a Philadelphia Stock Exchange member and a standalone entity which employed less than 200 traders. This closure resulted in a $2.6 million, net of tax, loss on disposal of discontinued operations, which included employee terminations, facility closure and write-off of goodwill and intangibles.

The Company will not have significant continuing involvement in the operations of this proprietary trading business and will not continue any significant revenue-producing or cost-generating activities of this proprietary trading business. Therefore, the results of operations, net of income taxes, of this proprietary trading business are presented as discontinued operations on the Company’s consolidated statements of operations for all periods presented.

The following table summarizes the results of discontinued operations for this proprietary trading business (in thousands):

	Year Ended December 31,
	2004	2003	2002
Net revenues	$24,442	$17,424	$8,626

Loss from discontinued operations before income taxes	$(9,277)	$(9,808)	$(10,165)
Income tax benefit	(3,013)	(4,259)	(4,413)

Net loss from discontinued operations	$(6,264)	$(5,549)	$(5,752)

Consumer Lending

On August 16, 2005, the Company’s retail segment signed an agreement to sell its recreational vehicle and marine loan origination and servicing businesses.

Upon sale of the origination business, the Company will not have significant continuing involvement in the operations and will not continue any significant revenue-producing or cost-generating activities of this origination business. Therefore, the results of operations, net of income taxes, of this origination business are presented as discontinued operations on the Company’s consolidated statements of operations for all periods presented.

Upon sale of the servicing business, the Company will not have significant continuing involvement in the operations, but will continue to have significant cost-generating activities in the form of a servicing agreement. As such, classification of the servicing business as a discontinued operation is not appropriate and thus, is classified as “held-for-sale”.

The following table summarizes the results of discontinued operations for this origination business (in thousands):

	Year Ended December 31,
	2004	2003
Net revenues	$(5,898)	$47,318

Income (loss) from discontinued operations before income taxes	$(36,630)	$18,912
Income tax expense (benefit)	(15,082)	7,432

Net income (loss) from discontinued operations	$(21,548)	$11,480

NOTE 4—BUSINESS COMBINATIONS

During the past three years, the Company completed several business combinations and asset acquisitions which were all accounted for under the purchase method of accounting. The results of operations of each are included in the Company’s consolidated statements of operations from the date of each acquisition.

Acquisition	Segment(s)	Purchase Consideration	Goodwill at December 31, 2004
2004
Active Accounts	Institutional	$ 17.0 million	—

2003
ETCF Asset Funding Corporation	Retail	$ 59.7 million	$ 18.9 million
Trading Relationships	Institutional	$ 11.7 million	$ 4.5 million

2002
E*TRADE Consumer Finance	Retail & Institutional	$ 1.9 billion	$ 26.7 million
Engelman	Institutional	$ 7.5 million(1)	—
E*TRADE Professional	Retail & Institutional	$ 96.2 million	$ 88.6 million

(1)	Includes 1.3 million shares of common stock, $0.5 million of cash and $0.5 million of acquisitions costs.

Active Accounts

In October 2004, the Company acquired certain active accounts from a brokerage company. The Company paid $17.0 million in cash and recorded an intangible asset of $17.0 million which will be amortized over 10 years.

ETCF Asset Funding Corporation

In October 2003, the Company completed the acquisition of all of the issued and outstanding capital stock of ETCF Asset Funding Corporation, formerly Deutsche Recreational Asset Funding Corporation. This acquisition included the purchase of residual cash flow interests related to certain marine and Recreational Vehicle (“RV”) loan securitizations. The transaction was completed in connection with the E*TRADE Consumer

Finance acquisition in December 2002 (see caption titled E*TRADE Consumer Finance). The Company paid $59.7 million for ETCF Asset Funding Corporation, including $10.5 million prepaid by the Company in December 2002. This acquisition completes the final transaction contemplated under the E*TRADE Consumer Finance acquisition.

Purchase of Trading Relationships

In June 2003, the Company entered into an agreement with Tanzman, Rock and Kaban, LLC (“TRK”) whereby the Company agreed to purchase the remaining rights of TRK in the net trading profits of E*TRADE Professional Trading, LLC and TRK agreed to waive and release the Company from all claims arising out of certain actions and arrangements that occurred on or prior to the date of the Company’s purchase of E*TRADE Professional Trading, LLC in June 2002. The agreement called for the Company to make payments totaling $11.7 million, comprised of cash and common stock, over a 3-year period: $7.0 million for the release of pre-acquisition claims which the Company recorded as goodwill, $1.4 million for the return of capital that represented the remaining minority interest of TRK and $3.4 million for the purchase of TRK’s rights in the net trading profits of the business, non-compete clauses and other agreements. Additionally, the Company entered into employment agreements with Tanzman, Rock and Kaban, individually, wherein they further agreed not to compete for a period of the greater of 22 months or the term of their employment with the Company. The June 2003 agreement consummated the Company’s “step” acquisition of the proprietary trading business previously between Momentum Securities, LLC and TRK. In accordance with the “step” acquisition, the Company finalized the purchase price valuation recording $12.5 million in intangible assets, which includes the carrying value of the TRK non-compete intangible from the June 2002 purchase price valuation, and $4.5 million of additional goodwill.

E*TRADE Consumer Finance

In December 2002, the Company acquired 100% of the issued and outstanding capital stock of E*TRADE Consumer Finance, a recreational vehicle, marine and other consumer loan originator and servicer, for an aggregate of $1.9 billion. As part of this acquisition, the Company also acquired consumer loans totaling $1.9 billion. During 2003, the Company finalized its purchase price valuation with respect to its intangible assets, and recorded a $1.6 million increase in the distribution intangible asset to $7.8 million. The Company reduced goodwill by $10.5 million to reflect the refund of a prepayment made to E*TRADE Consumer Finance. This prepayment was included previously in the Company’s goodwill estimate. The Company also increased goodwill by $4.7 million, related to the relocation of the E*TRADE Consumer Finance facility, which primarily represents the tax-effected present value of the contractual lease payments for the current facility, less any projected sublease income. Using the purchase accounting method, the purchase price was allocated to the assets acquired and liabilities assumed in the E*TRADE Consumer Finance acquisition based on the estimated fair value on the purchase date.

E*TRADE Professional

In June 2002, the Company acquired Tradescape Securities, LLC, together with Tradescape Technologies, LLC, a provider of high-speed direct access trading software, technology and network services and Momentum Securities, LLC (renamed “E*TRADE Professional Trading, LLC”), a brokerage firm for professional traders (collectively, “E*TRADE Professional”). In total, the Company originally paid an aggregate of $96.2 million for these companies, composed of approximately 11.8 million shares of the Company’s common stock valued at $83.1 million, $8.2 million for the fair value of operating lease liabilities assumed by the Company and other charges of approximately $4.9 million. During the first half of 2003, the Company adjusted its purchase price allocation which resulted in an increase in the amount of goodwill of $11.9 million related to certain additional liabilities, including $7.0 million in claims that were resolved upon the 2003 purchase of trading relationships, as well as, the finalization of the valuation of certain intangibles resulting in an additional increase in goodwill of $3.1 million. Further, in 2003, the Company incurred approximately $5.5 million of non-capitalizable rebranding costs, which are included in acquisition-related costs.

NOTE 5—BROKERAGE RECEIVABLES, NET AND BROKERAGE PAYABLES

Brokerage receivables, net and brokerage payables consist of the following (in thousands):

	December 31,
	2004	2003
Receivable from customers and non-customers (less allowance for doubtful accounts of $1,970 and $1,082)	$2,214,210	$1,820,161
Receivable from brokers, dealers and clearing organizations:
Net settlement and deposits with clearing organizations	158,780	128,419
Deposits paid for securities borrowed	613,546	315,789
Securities failed to deliver	11,762	2,592
Other	36,250	30,817

Total brokerage receivables, net	$3,034,548	$2,297,778

Payable to customers and non-customers	$2,805,662	$3,123,478
Payable to brokers, dealers and clearing organizations:
Deposits received for securities loaned	735,622	521,454
Securities failed to receive	10,604	4,978
Other	67,004	46,315

Total brokerage payables	$3,618,892	$3,696,225

Receivable from customers primarily represents credit extended to customers to finance their purchases of securities on margin, as well as commission receivables from customers upon settlement of their trades. Receivable from non-customers primarily represent credit extended to principal officers and directors of the Company to finance their purchase of securities on margin. Securities owned by customers and non-customers are held as collateral for amounts due on margin balances, the value of which is not reflected in the consolidated balance sheets. In many cases, the Company is permitted to sell or repledge these securities held as collateral and use the securities to enter into securities lending transactions, to collateralize borrowings or for delivery to counterparties to cover customer short positions. At December 31, 2004, the fair value of securities that the Company has received as collateral, where the Company is permitted to sell or repledge the securities is approximately $3,572 million. Of this amount, $1,126 million has been pledged or sold at December 31, 2004 in connection with securities loans, bank borrowings and deposits with clearing organizations.

Receivable from and payable to brokers, dealers and clearing organizations result from the Company’s brokerage activities. Payable to customers and non-customers represents free credit balances and other customer and non-customer funds pending completion of securities transactions. The Company pays interest on certain customer and non-customer credit balances.

NOTE 6—AVAILABLE-FOR-SALE MORTGAGE-BACKED AND INVESTMENT SECURITIES

The amortized cost basis and estimated fair values of available-for-sale mortgage-backed and investment securities are shown in the following table (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Values
December 31, 2004:
Mortgage-backed securities:
U.S. Government sponsored enterprise obligations:
Federal National Mortgage Association	$5,149,991	$203	$(87,990)	$5,062,204
Government National Mortgage Association	2,767,087	349	(56,628)	2,710,808
Federal Home Loan Mortgage Corporation	21,057	—	(862)	20,195

Total U.S. government sponsored enterprise	7,938,135	552	(145,480)	7,793,207
Collateralized mortgage obligations	1,259,497	4,983	(12,539)	1,251,941
Private issuer and other	7,239	25	(343)	6,921

Total mortgage-backed securities	9,204,871	5,560	(158,362)	9,052,069

Investment securities:
Debt securities:
Asset-backed securities	2,789,471	21,662	(14,704)	2,796,429
Municipal bonds	136,362	1,391	(1,082)	136,671
Corporate bonds	87,959	—	(3,444)	84,515
Other debt securities	80,189	—	(4,767)	75,422

Total debt securities	3,093,981	23,053	(23,997)	3,093,037
Publicly traded equity securities	295,593	81,304	(2,055)	374,842
Retained interests from securitizations	23,870	—	—	23,870

Total investment securities	3,413,444	104,357	(26,052)	3,491,749

Total available-for-sale securities	$12,618,315	$109,917	$(184,414)	$12,543,818

December 31, 2003:
Mortgage-backed securities:
U.S. Government sponsored enterprise obligations:
Federal National Mortgage Association	$2,860,218	$453	$(70,945)	$2,789,726
Government National Mortgage Association	2,339,066	—	(69,779)	2,269,287
Federal Home Loan Mortgage Corporation	138,229	565	(3,087)	135,707

Total U.S. government sponsored enterprise	5,337,513	1,018	(143,811)	5,194,720
Collateralized mortgage obligations	1,965,930	4,992	(18,885)	1,952,037
Private issuer and other	10,465	461	(294)	10,632

Total mortgage-backed securities	7,313,908	6,471	(162,990)	7,157,389

Investment securities:
Debt securities:
Asset-backed securities	2,000,239	26,031	(15,541)	2,010,729
Municipal bonds	44,906	740	—	45,646
Corporate bonds	122,583	67	(6,620)	116,030
Other debt securities	89,944	18	(6,590)	83,372

Total debt securities	2,257,672	26,856	(28,751)	2,255,777
Publicly traded equity securities	201,777	182,737	(1,533)	382,981
Retained interests from securitizations	30,793	—	—	30,793

Total investment securities	2,490,242	209,593	(30,284)	2,669,551

Total available-for-sale securities	$9,804,150	$216,064	$(193,274)	$9,826,940

Other-Than-Temporary Impairment of Investments

The following tables show the fair value and unrealized losses on investments, aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	December 31, 2004
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities:
Backed by Federal agencies	$5,504,676	$(85,020)	$2,135,727	$(60,460)	$7,640,403	$(145,480)
Other	704,369	(6,715)	175,678	(6,167)	880,047	(12,882)
Asset-backed securities	771,250	(5,851)	20,769	(8,853)	792,019	(14,704)
Municipal bonds	72,146	(1,082)	—	—	72,146	(1,082)
Corporate bonds	—	—	84,515	(3,444)	84,515	(3,444)
Other debt-securities	—	—	74,700	(4,767)	74,700	(4,767)
Publicly traded equity securities	52,717	(2,055)	—	—	52,717	(2,055)

Total temporarily impaired securities	$7,105,158	$(100,723)	$2,491,389	$(83,691)	$9,596,547	$(184,414)

	December 31, 2003
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities:
Backed by Federal agencies	$4,936,947	$137,227	$205,167	$6,584	$5,142,114	$143,811
Other	1,140,248	13,448	215,459	5,731	1,355,707	19,179
Asset-backed securities	239,808	3,387	63,585	12,154	303,393	15,541
Corporate bonds	429	39	104,755	6,581	105,184	6,620
Publicly traded equity securities	19,467	1,533	—	—	19,467	1,533
Other investments	78,730	6,581	1,644	9	80,374	6,590

Total temporarily impaired securities	$6,415,629	$162,215	$590,610	$31,059	$7,006,239	$193,274

The Company regularly analyzes certain available-for-sale investments for other-than-temporary impairment when the fair value of the investment is lower than its book value. The Company’s methodology for determining impairment involves projecting cash flows relating to each investment and using assumptions as to future prepayment speeds, losses and loss severities over the life of the underlying collateral pool. Assumptions about future performance are derived from the actual performance to date and the Company’s view on how the collateral will perform in the future. In projecting future performance, the Company incorporates the views of industry analysts, rating agencies and the management of the issuer, along with its own independent analysis of the issuer of the securities, the servicer, the economy and the relevant sector as a whole. If the Company determines impairment is other-than-temporary, it reduces the recorded book value of the investment by the amount of the impairment and recognizes a realized loss on the investment. The Company does not, however, adjust the recorded book value for declines in fair value that it believes are temporary. The Company has the intent and ability to hold these securities for the foreseeable future and has not made the decision to dispose of these securities as of December 31, 2004. Management continues to monitor and evaluate these securities closely for impairment that is other-than-temporary.

Mortgage- and asset-backed securities that both have an unrealized loss and are rated below “AA” by at least half of the agencies that rate the securities, as well as interest-only securities that have unrealized losses, are evaluated for impairment in accordance with EITF 99-20. Accordingly, when the present value of a security’s anticipated cash flows declines below the last periodic estimate, the Company recognizes an impairment charge in gain on sales of loans and securities, net in the consolidated statements of operations.

Based on its evaluation, the Company recorded an other-than-temporary charge of $14.0 million for 2004, for its asset- and mortgage-backed securities and interest-only securities. The Company also recognized $4.4 million of other-than-temporary impairments for 2004, from retained beneficial interests in securitized receivables held by a subsidiary, ETCF Asset Funding Corporation.

Publicly Traded Equity Securities

Publicly traded equity securities include investments in preferred stock of Fannie Mae, Freddie Mac, Softbank investment Corporation (“SBI”) and Archipelago Holdings, Incorporated (“Archipelago”). Fair value of Fannie Mae was $187.6 million and $136.3 million at December 31, 2004 and 2003, respectively, with an unrealized loss of $0.7 million and an unrealized gain of $1.3 million, in 2004 and 2003, respectively. Fair value of Freddie Mac was $87.0 million and $24.6 million at December 31, 2004 and 2003, respectively, with an unrealized gain of $1.1 million and an unrealized loss of $1.4 million, in 2004 and 2003, respectively. Fair value of SBI was $78.6 million and $216.8 million at December 31, 2004 and 2003, with unrealized gains of $66.3 million and $178.4 million respectively. Fair value of Archipelago was $11.3 million at December 31, 2004 with unrealized gain of $5.6 million. During 2004 and 2003, the Company recognized gains of $130.6 million and $151.7 million, respectively on sales of SBI, reducing its ownership from 9.07% to 2.93%.

Contractual Maturities

The contractual maturities of available-for-sale debt securities, including mortgage-backed securities, at December 31, 2004 are shown below (in thousands):

	Amortized Cost	Estimated Fair Values
Due within one year	$61	$56
Due within one to five years	47,695	47,824
Due within five to ten years	235,653	231,702
Due after ten years	12,015,443	11,865,524

Total	$12,298,852	$12,145,106

The Company pledged $10.1 billion at December 31, 2004 and $5.7 billion at December 31, 2003 of mortgage-backed securities as collateral for repurchase agreements, short-term borrowings, derivative instruments and FHLB advances.

Realized Gains (Losses)

Realized gains and losses from the sales and other-than-temporary impairment of available-for-sale investment securities, including mortgage-backed securities, are as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Mortgage-backed securities:
Realized gains	$105,876	$138,781	$90,693
Realized losses	(47,785)	(47,046)	(24,014)
Impairment on purchased interest-only securities	(12,400)	—	(16,603)

Net realized gains on mortgage-backed securities included in gain on sales of loans and securities, net	$45,691	$91,735	$50,076

Other bank investments:
Realized gains	$17,801	$22,951	$6,586
Realized losses	(4,459)	(6,300)	(1,827)
Impairment on asset-backed securities	(1,558)	(2,198)	—

Net realized gains included in gain on sales of loans and securities, net	$11,784	$14,453	$4,759

Corporate investments:
Realized gains(1)	$134,679	$171,653	$144
Realized losses	(2,145)	(15,471)	(3,582)
Impairment charges(2)	—	(209)	—

Net realized gains (losses) included in gain (loss) on sale and impairment of investments	$132,534	$155,973	$(3,438)

(1)	The 2004 amount includes dividend income of $2.3 million.
(2)	The 2003 amount represents other-than-temporary declines in the value of certain available-for-sale corporate investments.

NOTE 7—OTHER INVESTMENTS

Other investments are composed of equity method and other investments. Investments in entities in which the Company owns between 20% and 50% or has the ability to exercise significant influence are generally accounted for using the equity method. Investments in securities in which there is a less than 20% ownership and the Company does not exercise significant influence are carried at cost.

The carrying amounts of other investments are shown below (in thousands):

	December 31,
	2004	2003
Joint ventures	$17,573	$16,386
Venture capital funds	23,901	20,168
Other investments	4,795	12,718

Total other investments	$46,269	$49,272

Equity Method Investments

Equity in the net income (losses) of investments and venture funds were as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Joint Ventures:
KAP Group	$10,272	$14,584	$9,934
E*TRADE Japan K.K.	—	203	(869)
Other	(156)	(15)	(64)

Total joint ventures	10,116	14,772	9,001

Venture Capital Funds:
E*TRADE eCommerce Fund I	268	(756)	(4,053)
ArrowPath Fund II	(1,314)	(1,348)	272
Other funds	(4,602)	(3,536)	(5,902)

Total venture capital funds	(5,648)	(5,640)	(9,683)

Total recognized in equity in income (losses) of investments and venture funds	$4,468	$9,132	$(682)

Losses from the sales and other-than-temporary impairment of equity method and other investments were as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Impairment of privately held equity investments	$(60)	$(8,006)	$(12,549)
Other	(4,371)	—	(4,315)

Net recognized losses included in gain (loss) on sale and impairment of investments	$(4,431)	$(8,006)	$(16,864)

Joint Venture

KAP Group—At December 31, 2004, the Company has a 31% ownership in KAP Group with a carrying amount of $8.5 million that is accounted for under the equity method. KAP Group has invested substantially all of its assets in two other entities, which were formed for the purpose of engaging in electronic options trading. KAP Group investors include two members of the Company’s Board of Directors. Beginning in 2002, the Company has received distributions from KAP Group in proportion to its ownership of shares totaling $13.8 million in 2004, $4.7 million in 2003 and $8.2 million in 2002.

Venture Capital Funds

The Company has investments in E*TRADE eCommerce Fund I (“Fund I”) and ArrowPath Fund II (“Fund II”). The Company is a non-managing member of each fund and their general partners. The Company’s former CEO and former Chief Strategic Investment Officer are managing members of the general partner of each fund. At December 31, 2004, the Company’s remaining capital commitment was $0.4 million to Fund I and $29.8 million to Fund II.

The Company also has limited partnership interests in three other unrelated venture capital funds, including one sponsored by SOFTBANK Corp. (“SOFTBANK”). At December 31, 2004, the Company had funding commitments to these funds totaling $1.1 million.

Other Investments

The Company has also made investments in non-public, venture capital-backed, high technology companies. These investments represent less than 20% of the outstanding shares of these companies and are accounted for under the cost method. The Company does not have the ability to exercise significant influence over these companies. The Company recorded no other-than-temporary impairments for 2004, $8.0 million for 2003 and $12.5 million for 2002, associated with these privately held equity investments. These impairments are recorded in gain (loss) on sale and impairment of investments in the consolidated statements of operations. Each quarter, the Company evaluates its privately held investments using factors that aid in the identification of possible other-than-temporary impairments. These factors include evaluating, as available, the cash flows and profitability of the investee, general economic conditions, trends in the investee’s industry and trends in publicly traded peers of the investee.

NOTE 8—LOANS RECEIVABLE, NET

Loans receivable, net are summarized as follows (in thousands):

	December 31, 2004
	Held-for- Investment	Held-for- Sale	Total Loans
Real estate loans:
One- to four-family	$3,669,594	$244,593	$3,914,187
Home equity lines of credit and second mortgage	3,617,074	3,009	3,620,083
Other	1,666	86	1,752

Total real estate loans	7,288,334	247,688	7,536,022

Consumer and other loans:
Recreational vehicle	2,542,645	23,284	2,565,929
Marine	720,513	3,612	724,125
Automobile	583,354	35	583,389
Credit card	203,169	—	203,169
Other	19,493	1,962	21,455

Total consumer and other loans	4,069,174	28,893	4,098,067

Total loans	11,357,508	276,581	11,634,089
Unamortized premiums, net	195,928	2,699	198,627
Allowance for loan losses	(47,681)	—	(47,681)

Total	$11,505,755	$279,280	$11,785,035

	December 31, 2003
	Held-for- Investment	Held-for- Sale	Total Loans
Real estate loans:
One- to four-family	$2,289,196	$966,334	$3,255,530
Home equity lines of credit and second mortgage	1,511,452	315	1,511,767
Other	12,351	97	12,448

Total real estate loans	3,812,999	966,746	4,779,745

Consumer and other loans:
Recreational vehicle	2,263,606	21,845	2,285,451
Marine	625,484	2,491	627,975
Automobile	1,162,339	—	1,162,339
Credit card	113,434	—	113,434
Other	15,956	262	16,218

Total consumer and other loans	4,180,819	24,598	4,205,417

Total loans	7,993,818	991,344	8,985,162
Unamortized premiums, net	174,935	9,143	184,078
Allowance for loan losses	(37,847)	—	(37,847)

Total	$8,130,906	$1,000,487	$9,131,393

In addition to these loans receivable, net, the Company had commitments to originate, buy and sell loans at December 31, 2004 (see Note 26).

Approximately 45% and 42% of the Company’s real estate loans were concentrated in California at December 31, 2004 and 2003, respectively. No other state had concentrations of real estate loans that represented 10% or more of the Company’s real estate portfolio.

The following table shows the percentage of adjustable and fixed-rate loans in the Company’s portfolio (dollars in thousands):

	December 31, 2004		December 31, 2003
	$ Amount	% of Loans	$ Amount	% of Loans
Adjustable rate loans:
Real estate	$6,839,796	58.79%	$3,317,262	36.92%
Credit card and other	206,039	1.77	113,434	1.26

Total adjustable rate loans	7,045,835	60.56	3,430,696	38.18
Fixed rate loans	4,588,254	39.44	5,554,466	61.82

Total loans	$11,634,089	100.00%	$8,985,162	100.00%

The weighted-average remaining maturity of mortgage loans secured by one- to four-family residences was 340 months and 334 months at December 31, 2004 and 2003, respectively. Additionally, all mortgage loans outstanding at December 31, 2004 and 2003 in the held-for-investment portfolio were serviced by other companies.

The Company actively sells loans originated by the Bank and correspondents. From time-to-time, the Company also sells loans that it originally purchased from others. A summary of these activities is presented below (in thousands):

	Year Ended December 31,
	2004	2003	2002
Loans sold:
Correspondent	$2,395,886	$4,114,563	$6,011,964
Origination	$4,339,901	$9,401,248	$5,999,900
Gain (loss) on sales of loans:
Correspondent loan sales	$(3,447)	$186	$26,104
Origination loan sales	$71,561	$192,467	$128,506

The following is the relative breakout of nonperforming loans (in thousands):

	December 31,
	2004	2003
First mortgage loans, secured by one- to four-family residences	$11,029	$18,094
Home equity lines of credit and second mortgage	2,755	269
Recreational vehicle	1,416	1,399
Marine	908	1,067
Automobile	826	1,602
Credit card	2,999	2,147
Other	22	16

Total nonperforming loans	$19,955	$24,594

Interest income is not accrued for loans classified as nonperforming and any income accrued through the initial 90-day delinquency is reversed. We classify loans as nonperforming whenever principal or interest payments are more than 90 days past due or when we have reason to believe the loan is uncollectible. Had these loans been current at December 31, 2004, the Company would have recognized $1.0 million, $1.1 million and $1.4 million of additional income in 2004, 2003 and 2002, respectively. During 2004, the Company recognized $1.3 million of interest on loans that were in nonperforming status at December 31, 2004. At December 31, 2004, there were no commitments to lend additional funds to any of these borrowers.

Activity in the allowance for loan losses is summarized as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Allowance for loan losses, beginning of year	$37,847	$27,666	$19,874
Provision for loan losses	38,121	38,523	14,664
Acquired through acquisitions	1,547	2,748	14,428
Charge-offs	(50,341)	(53,734)	(31,962)
Recoveries	20,507	22,644	10,662

Allowance for loan losses, end of year	$47,681	$37,847	$27,666

At December 31, 2004 and 2003, the Company had $15.3 million and $3.0 million of impaired loans, respectively, which consist primarily of loans secured by one- to four-family residences. The average recorded investment was $15.4 million for 2004 and $2.5 million for 2003.

NOTE 9—SERVICING RIGHTS

Included in other assets, in the consolidated balance sheets are servicing assets which are recognized when the Company sells a loan and retains the related servicing rights. The servicing right is initially recorded at its allocated cost basis based on the relative fair value of the loan sold and the servicing retained at the date of the sale in accordance with SFAS No. 140. The fair value of the servicing retained is estimated based on market quotes for similar servicing assets. Servicing assets are amortized in proportion to and over the period of estimated net servicing income. The Company measures impairment by stratifying the servicing assets, based on the characteristics of the underlying loans and by interest rates. Impairment is recognized through a valuation allowance for each stratum. The valuation allowance is adjusted to reflect the excess of the servicing assets’ cost basis for a given stratum over its fair value. Any fair value in excess of the cost basis of servicing assets for a given stratum is not recognized. The Company estimates the fair value of each stratum based on an industry standard present value of cash flows model. The Company recognizes both amortization of servicing rights and impairment charges in service charges and fees in the consolidated statements of operations.

The following table shows the net amortized cost of the Company’s servicing rights (in thousands):

	December 31,
	2004	2003
Servicing assets:
Balance beginning of period	$32,773	$27,235
Additions resulting from acquisition	4,614	16,010
Amortization of servicing rights	(7,728)	(10,472)

Balance end of period	29,659	32,773

Valuation allowance for impairment:
Balance beginning of period	(5,379)	(583)
Valuation adjustment	(2,767)	(4,796)

Balance end of period	(8,146)	(5,379)

Servicing rights, end of period	$21,513	$27,394

The most important assumptions used in determining the estimated fair value are anticipated loan prepayments and discount rates. The Company uses market-based assumptions and confirms the reasonableness of the Company’s valuation model through management’s quarterly review, analyses of market quotes and independent broker valuations of the fair value of the servicing rights.

The following summarizes the estimated fair values of the Company’s servicing assets and significant assumptions (dollars in thousands):

	December 31,
	2004	2003
Mortgage servicing assets:
Fair value	$14,761	$21,111
Constant prepayment rate	23%	18%
Discount rate	1.0% - 1.5%	4.0% - 4.5%

Consumer servicing assets:
Fair value	$6,752	$6,283
Constant prepayment rate	21% - 24%	26% - 27%
Discount rate	8%	8%

NOTE 10—PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following (in thousands):

	December 31,
	2004	2003
Equipment and transportation	$240,517	$193,723
Software	331,774	293,618
Leasehold improvements	88,066	77,991
Buildings	71,927	73,827
Land	3,428	7,233
Furniture and fixtures	14,340	9,080

Total property and equipment, gross	750,052	655,472
Less accumulated depreciation and amortization	(447,761)	(368,375)

Total property and equipment, net	$302,291	$287,097

Depreciation and amortization expense related to property and equipment was $82.9 million for 2004, $89.5 million for 2003 and $104.8 million for 2002.

Included in equipment and transportation, software, buildings and furniture and fixtures, are capital leases (gross), of $3.6 million at December 31, 2004 and $13.5 million December 31, 2003. Total accumulated amortization of these leases was $3.5 million at December 31, 2004 and $7.4 million at December 31, 2003.

Software includes capitalized internally developed software costs. These costs were $31.8 million for 2004, $41.8 million for 2003 and $34.0 million for 2002. Completed projects are carried at cost and are amortized on a straight-line basis over their estimated useful lives, generally four years. Amortization expense for the capitalized amounts was $33.7 million for 2004, $29.3 million for 2003 and $30.1 million for 2002. Also included in software is $15.1 million of internally developed software in the process of development for which amortization has not begun.

NOTE 11—GOODWILL AND OTHER INTANGIBLES, NET

On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. Upon initial adoption, the Company stopped amortizing goodwill, identified its reporting units based on its current segment reporting structure and allocated all recorded goodwill, as well as other assets and liabilities, to the reporting units. The Company then determined the fair value of its reporting units using discounted cash flow models and relative market multiples for comparable businesses. The Company compared each reporting unit’s fair value to its carrying value. This initial evaluation indicated that goodwill was impaired, resulting in a non-cash charge totaling $293.7 million ($(0.82) per share). This charge was recorded as a cumulative effect of accounting change. In November 2003 and 2004, the Company performed its annual impairment tests, resulting in no additional impairment.

The following table discloses the changes in the carrying value of goodwill and intangibles with indefinite lives that occurred in the brokerage and banking segments subsequent to the initial impairment (in thousands):

	Brokerage(1)	Banking(1)	Total
Balance at December 31, 2001	$149,116	$114,554	$263,670
Additions from 2002 acquisitions	87,483	33,991	121,474

Balance at December 31, 2002	236,599	148,545	385,144
Additions from 2003 acquisitions	—	9,394	9,394
Write-offs related to the 2003 Restructuring Plan	(1,433)	—	(1,433)
Adjustments to 2002 acquisitions	14,997	(5,606)	9,391

Balance at December 31, 2003	250,163	152,333	402,496
Write-offs related to disposition of E*TRADE Access	—	(9,651)	(9,651)

Adjusted balance at December 31, 2003	250,163	142,682	392,845
Adjustments to 2002 acquisitions	(9,409)	(2,451)	(11,860)
Adjustments to 2003 acquisitions	—	15,490	15,490
Other adjustments	(1,432)	—	(1,432)

Balance at December 31, 2004	$239,322	$155,721	$395,043

(1)	The presentation of Brokerage and Banking segments are based on the Company’s reporting unit structure that was used to evaluate goodwill impairment as of December 31, 2004. As a result of change in segments in 2005, discussed in Note 31, the Company will revise its reporting units for its 2005 annual impairment evaluation.

During 2004, the Company finalized certain contingencies related to its acquisition of ETCF Asset Funding Corporation. When this business was acquired, the Company recorded deferred tax assets based on management’s best estimate of the tax basis that would be accepted by the tax authority upon ultimate settlement. In 2004, management’s best estimate of the ultimate tax basis was modified and the Company recorded a $15.8 million adjustment to deferred tax assets to reflect the revised tax basis. In accordance with EITF 93-7, Uncertainties Related to Income Taxes in a Purchase Business Combination, the adjustment was applied as an increase to the balance of goodwill attributable to that acquisition. Adjustments to goodwill in 2004 relating to the Company’s 2002 and 2003 acquisitions, were primarily related to changes in effective tax rates resulting in a corresponding adjustment to their related deferred tax liabilities.

Other intangible assets with finite lives, which are primarily amortized on a straight-line basis, consist of the following (dollars in thousands):

	Weighted- Average Useful Life (Years)	December 31, 2004			December 31, 2003
		Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Specialist books	28	$61,820	$(8,522)	$53,298	$59,800	$(5,891)	$53,909
Active accounts(1)	8	69,023	(36,121)	32,902	53,077	(30,027)	23,050
Credit cards(1)	15	32,672	(4,981)	27,691	16,006	(1,817)	14,189
Deposit intangibles(1)	3	15,188	(14,411)	777	15,188	(9,898)	5,290
Proprietary agreements(2)	7	11,600	(9,806)	1,794	11,600	(4,967)	6,633
Customer list(1)	7	10,248	(5,189)	5,059	10,464	(3,079)	7,385
Distribution(2)	9	7,800	(1,486)	6,314	7,800	(798)	7,002
Agency relationships	6	6,300	(2,713)	3,587	6,300	(1,663)	4,637
Trader relationships(1)(2)	4	3,300	(1,653)	1,647	3,300	(763)	2,537
Other	2	2,671	(1,619)	1,052	2,616	(1,216)	1,400

Total		$220,622	$(86,501)	$134,121	$186,151	$(60,119)	$126,032

(1)	Amortized using an accelerated method.
(2)	Some of these intangibles are associated with discontinued operations discussed in Notes 3 and 31.

Amortization expense of other intangible assets was $26.9 million for 2004, $30.1 million for 2003 and $22.2 million for 2002. Assuming no future impairments of these assets or additional acquisitions, annual amortization expense will be as follows (in thousands):

Years ending December 31,
2005	$22,152
2006	15,698
2007	13,928
2008	10,464
2009	7,196
Thereafter	64,683

Total future amortization expense	$134,121

NOTE 12—OTHER ASSETS

Other assets consist of the following (in thousands):

	December 31,
	2004	2003
Securities sold collateral not delivered	$53,152	$46,514
Deferred tax assets	41,119	84,544
Servicing rights	21,513	27,394
Deferred compensation plan	11,974	7,929
Other	81,520	140,829

Total other assets	$209,278	$307,210

Receivables for Bank Securities Sold, Collateral Not Delivered

The Bank has receivables for mortgage-backed securities from third-party brokers that the Bank committed to sell, but did not deliver to the brokers by the settlement date. The Bank was unable to deliver the securities primarily because other parties failed to deliver similar securities to the Bank, which the Bank had committed to buy.

NOTE 13—ASSET SECURITIZATION

Collateralized Debt Obligations

In 2004, 2003 and 2002, E*TRADE Global Asset Management (“ETGAM”) transferred asset-backed securities to E*TRADE ABS CDO III, Ltd. (“CDO III”), E*TRADE ABS CDO II, Ltd. (“CDO II”) and E*TRADE ABS CDO I, Ltd. (“CDO I”), respectively. The Bank also transferred asset-backed securities to CDO II and an unrelated financial advisor transferred asset-backed securities to CDO I and CDO III. Concurrent with these transfers, the respective CDOs sold beneficial interests to independent investors in the form of senior and subordinated notes and preference shares, collateralized by the asset-backed securities. Neither the CDOs themselves nor the investors in the beneficial interests sold by the CDOs have recourse to ETGAM or the Company. Each of the CDOs are qualifying special purpose entities, as defined in SFAS No. 140, and, as such, are not required to be consolidated in the Company’s consolidated financial statements. ETGAM purchased preference shares in each of the CDOs. ETGAM’s retained interests are subordinate to the notes sold by each CDO and on an equal standing with the preference shares purchased by other preference share investors in CDO I, CDO II and CDO III.

The following table summarizes the asset-backed securities transferred to each CDO, the amount of the cash proceeds, the preference shares purchased by ETGAM and the current rating for those preference shares (dollars in millions):

	Transaction Date	Asset-Backed Securities Transferred to CDO				Proceeds	Preference Shares Purchased by ETGAM
		ETGAM	Bank	Independent Investment Advisor	Total		Amount	Rating at 12/31/04
CDO								Moody’s	Fitch
CDO III	December 2004	$124.0	$—	$175.5	$299.5	$304.4	$5.0	Ba1	BB+
CDO II	August 2003	78.4	321.7	—	400.1	400.9	6.0	Ba2	BBB-
CDO I	September 2002	50.2	—	200.0	250.2	251.7	8.6	B3	CCC-

Total		$252.6	$321.7	$375.5	$949.8	$957.0	$19.6

The carrying value of ETGAM’s retained interest in both CDO I, CDO II and CDO III is subject to future volatility in credit, interest rate and prepayment risk. The investment in the preference shares is classified as a trading security in the Company’s investment portfolio. Therefore, changes in the market value of these securities are recorded in gain on sales of loans and securities, net in the consolidated statements of operations. The following table presents a sensitivity analysis of ETGAM’s retained interests in CDO I, CDO II and CDO III at December 31, 2004 (dollars in thousands):

	CDO I	CDO II	CDO III
Fair value of retained preference shares(1)	$1,003	$6,272	$5,000

Weighted-average remaining life (years)	7.70	3.76	4.26

Weighted-average prepayment speed	15.00%	10.00%	0.00%
Impact of 10% adverse change	$(135)	$(102)	$(111)
Impact of 20% adverse change	$(259)	$(203)	$(220)

Weighted-average discount rate	2.00%	16.00%	15.00%
Impact of 10% adverse change	$(15)	$(353)	$(304)
Impact of 20% adverse change	$(30)	$(675)	$(582)

Weighted-average expected credit losses	4.33%	0.60%	0.11%
Impact of 10% adverse change	$(879)	$(40)	$(5)
Impact of 20% adverse change	$(1,003)	$(82)	$(11)

Actual credit losses to date	$5,555	$—	$—

For the year ended December 31, 2004(2)
Actual interest payments received	$458	$1,080	$—

(1)	Based on calculated discounted expected future cash flows, premised on weighted-average life, prepayment speed, discount rate and expected credit losses shown in this table.
(2)	No actual principal payments have been received to-date.

The sensitivities and estimates shown in the preceding table are hypothetical and should be used with the understanding that actual future performance and results can vary significantly. As the sensitivity analysis table shows, changes in the fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the preference shares is calculated without changing any other assumption. Changes in one factor may result in changes in another factor (for example, increases in market interest rates could result in lower prepayments and increased credit losses), which could magnify or counteract the sensitivities.

ETGAM entered into management agreements to provide certain collateral management services for CDO I, CDO II and CDO III. As compensation for its services, ETGAM receives a management fee from the trustee based on the quarterly amount of assets managed (as defined). During 2004, ETGAM earned $3.3 million of management fees under the CDO I, CDO II and CDO III management agreements.

At December 31, 2004, ETGAM managed the Company’s on-balance sheet asset-backed securities, as well as the off-balance sheet asset-backed securities of CDO I, CDO II and CDO III, which are presented in the following table (in thousands):

Managed on-balance sheet asset-backed securities, classified as:
Available-for-sale	$2,796,429
Trading securities	2,457

Total managed on-balance sheet asset-backed securities	2,798,886

Managed off-balance sheet securitized asset-backed securities:
CDO I	186,251
CDO II	362,629
CDO III	299,410

Total managed off-balance sheet securitized asset-backed securities	848,290

Total managed asset-backed securities	$3,647,176

Securitized Consumer Finance Receivables

During 2004, E*TRADE Consumer Finance securitized approximately $0.3 billion of RV and marine consumer receivables through sales or other transfers to ETCF Asset Funding Corporation. Prior to its acquisition by the Company in October 2004, E*TRADE Consumer Finance securitized $2.5 billion of RV and marine consumer finance receivables during 1999 and 2001 through sales or other transfers by ETCF Asset Funding Corporation.

For each securitization, E*TRADE Consumer Finance retained servicing responsibilities and ETCF Asset Funding Corporation retained subordinated interests in each trust. E*TRADE Consumer Finance receives annual servicing fees of 50 basis points of the prior month’s balance for the 2004 series trust and all 1999 series trusts and 75 basis points of the prior month’s outstanding balance for the 2001 series trust.

The Company acquired ETCF Asset Funding Corporation and the retained beneficial interests in October 2003 (see Note 4). The carrying value of this retained beneficial interest is subject to future volatility in credit, interest rate and prepayment risk. The following table presents a sensitivity analysis of each of portfolio of securitized receivables at December 31, 2004 (dollars in thousands):

	RV 1999-1	Marine 1999-2	RV 1999-3	RV/Marine 2001-1	RV/Marine 2004-1
Fair value of residual investment(1)
At December 31, 2004	$9,024	$10,871	$2,825	$3,538	$10,877
At October 20, 2003 (initial value)	$9,740	$12,775	$4,223	$3,981	n/a

Weighted-average remaining life (years)	0.85	1.12	1.90	2.67	3.21

Weighted-average prepayment speed	26%	25%	20%	25%	20%
Impact of 10% adverse change	$(8)	$133	$75	$37	$(331)
Impact of 20% adverse change	$(1)	$265	$109	$79	$(590)

Weighted-average discount rate	9%	9%	9%	9%	15%
Impact of 10% adverse change	$(63)	$(100)	$(44)	$(77)	$(575)
Impact of 20% adverse change	$(125)	$(199)	$(87)	$(151)	$(1,078)

Weighted-average expected credit losses	1.74%	2.34%	1.88%	3.44%	1.48%
Impact of 10% adverse change	$(185)	$(172)	$(196)	$(477)	$(352)
Impact of 20% adverse change	$(370)	$(343)	$(332)	$(950)	$(658)

Actual credit losses
Since trust inception(2)	$29,104	$9,464	$9,498	$11,303	n/a
Since acquisition on October 20, 2003	$5,031	$1,021	$1,609	$3,575	n/a

For the year ended December 31, 2004
Actual interest payments received	$1,205	$1,009	$385	$1,809	n/a
Actual principal payments received	$81	$206	$84	n/a	n/a

(1)	Based on calculated discounted expected future cash flows, premised on weighted-average life, prepayment speed, discount rate and expected credit losses shown in this table.
(2)	Default base on the entire balance of the amount securitized as follows: 1990-1: $1,000,003; 1992-2: $550,000; 1999-3: $374,531; 2001-1: $529,467; 2004-1: $308,996.

The sensitivities and estimates shown in the preceding table are hypothetical; actual future performance and results can vary significantly. As the sensitivity analysis table shows, changes in the fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the preference shares is calculated without changing any other assumption. Changes in one factor may result in changes in another factor (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

In 2004, the Company received $3.4 million of servicing fees and $3.3 million of other cash flows, excluding the $295 million of net proceeds that it received from the new securitization in 2004. The following table presents quantitative information about the loan balances, delinquencies and other assets managed with these securitized financial assets (in thousands):

	December 31, 2004
	RV	Marine	Other	Total
Principal amount of loans	$4,057,491	$1,120,191	$13,385	$5,191,067
Less:
Loans securitized	(558,496)	(189,452)	—	(747,948)
Loans sold/transferred and retained for servicing	(1,015,703)	(254,599)	(34)	(1,270,336)
Loans held-for-sale or securitization	(24,771)	(3,675)	(35)	(28,481)
Add:
Loans serviced by others	28,684	48,755	—	77,439

Loans held in portfolio	$2,487,205	$721,220	$13,316	$3,221,741

Principal amount of loans 60 days or more past due	$6,875	$2,911	$34	$9,820

Net credit losses	$16,940	$5,825	$(117)	$22,648

NOTE 14—RELATED PARTY TRANSACTIONS

Loans to Directors and Officers

In 2000, the Company adopted an executive loan program for purchases of Company stock and an executive home loan/home lease program to assist with executive relocation to the Silicon Valley. Both programs were terminated in 2002 and all loans under these programs were repaid in 2002 in cash or in shares of the Company’s common stock. In addition, a wholly owned subsidiary of the Company purchased four homes that were leased to executives. During 2004, the Company sold its one remaining home, which it also leased to a former executive during 2004, to the former executive, for its fair market value. Upon the sale, the Company recorded a $25,000 gain in facility restructuring and other exit charges. Also in 2000, the Company extended a loan to a founder and director of the Company. The loan was repaid in full in August 2003.

Executive Agreement Performed in 2003

Effective January 23, 2003, the former CEO resigned from the Company. In 2003, the Company reversed $3.7 million of compensation expense accrued in 2002 for the unvested portion of the former CEO’s restricted common stock, held by a subsidiary trust of the Company. In 2002, the former CEO waived amounts previously paid on his behalf and for amounts due to be paid in 2002, resulting in a benefit to the Company of approximately $23.5 million. This benefit is reflected as executive agreement in the consolidated statement of operations.

Other

In the normal course of business, the Company extends credit to its principal officers, directors and employees to finance their purchases of securities on margin. Margin loans to the Company’s principal officers and directors totaled approximately $6.6 million at December 31, 2004, $104.9 million at September 30, 2004, $101.5 million at June 30, 2004, $106.2 million at March 31, 2004 and $95.4 million as of December 31, 2003. These margin loans are made on the same terms and conditions as the Company’s loans to other non-affiliated customers.

The Company has entered into management retention agreements and/or employment agreements with its key executive officers. These agreements provide for annual base salary compensation, severance payments and the acceleration of option vesting and tax reimbursements under certain circumstances, in the event of termination of employment under defined circumstances within 24 months following a change of control in the Company, or in some circumstances, solely in the event of termination. Base salaries are subject to adjustments by the Company’s Board of Directors.

Through July 2002, SOFTBANK held more than 10% of the Company’s outstanding common stock and had a representative on the Company’s Board of Directors. SOFTBANK was a majority owner of E*TRADE Japan K.K. before it merged with SBI and is currently a majority owner of SBI. SOFTBANK is an investor in venture capital funds sponsored by the Company. The Company repurchased stock from SOFTBANK during 2001 at a discount from market price and repurchased the remainder of SOFTBANK’s interest in 2002, as is more fully disclosed in Note 20.

The Company also holds a joint interest in Thor Credit Corporation with Thor Industries, Inc. The Company provides certain management and loan services to Thor Credit Corporation, which are related party transactions.

NOTE 15—DEPOSITS

Deposits are summarized as follows (dollars in thousands):

	Weighted-Average Rate		Amount		Percent
	December 31,		December 31,		December 31,
	2004	2003	2004	2003	2004	2003
Sweep deposit account	0.40%	0.15%	$6,167,436	$4,258,770	50.1%	34.0%
Money market accounts	1.52%	1.36%	3,340,245	4,412,329	27.2	35.3
Certificates of deposit	3.40%	3.36%	2,069,674	3,234,139	16.8	25.8
Brokered certificates of deposit	2.51%	2.78%	294,587	292,476	2.4	2.4
Passbook savings accounts	1.18%	1.78%	691	809	—	—
Checking accounts:
Interest-bearing	0.66%	0.80%	430,043	315,351	3.5	2.5
Non-interest-bearing	—%	—%	298	612	—	—

Total	1.27%	1.48%	$12,302,974	$12,514,486	100.0%	100.0%

Deposits, classified by rates are as follows (in thousands):

	December 31,
	2004	2003
0.00%–1.99%	$10,448,712	$9,717,635
2.00%–3.99%	1,160,915	1,818,458
4.00%–5.99%	426,070	588,116
6.00%–7.99%	257,468	390,274
8.00%–9.99%	9,938	3

Subtotal	12,303,103	12,514,486
Fair value adjustments	(129)	—

Total deposits	$12,302,974	$12,514,486

At December 31, 2004, scheduled maturities of certificates of deposit and brokered certificates of deposit were as follows (in thousands):

	< 1 Year	1-2 Years	2-3 Years	3-4 Years	4-5 Years	> 5 Years	Total
Less than 4.00%	$1,222,790	$249,064	$100,362	$79,552	$10,471	$8,675	$1,670,914
4.00%–5.99%	109,150	108,078	133,842	4,627	60,559	9,814	426,070
6.00%–7.99%	249,966	3,393	1,135	1,249	666	1,059	257,468
8.00%–9.99%	—	—	—	—	36	9,902	9,938

Subtotal	$1,581,906	$360,535	$235,339	$85,428	$71,732	$29,450	2,364,390

Fair value adjustments							(129)

Total certificates of deposit and brokered certificates of deposit							$2,364,261

Scheduled maturities of certificates of deposit and brokered certificates of deposit with denominations greater than or equal to $100,000 were as follows (in thousands):

	December 31,
	2004	2003
Three months or less	$216,671	$238,420
Three through six months	75,990	116,993
Six through twelve months	174,049	257,854
Over twelve months	237,533	367,979

Total	$704,243	$981,246

Interest expense on deposits in the past three years is summarized as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Sweep deposit account	$13,226	$1,313	$—
Money market accounts	47,288	73,620	89,082
Certificates of deposit	110,577	185,574	244,140
Brokered certificates of deposit	9,172	10,147	5,975
Passbook savings accounts	9	14	7
Checking accounts	2,408	2,496	2,501

Total	$182,680	$273,164	$341,705

Accrued interest payable on these deposits, which is included in accounts payable, accrued and other liabilities, was $5.1 million at December 31, 2004 and $2.4 million at December 31, 2003.

E*TRADE FINANCIAL Sweep Deposit Account Relationship

In 2003, the Company introduced the E*TRADE FINANCIAL Sweep Deposit Account (“SDA”). The SDA is a sweep product that transfers brokerage customer balances, previously held in money market funds not on our balance sheets, to the Bank. The Bank holds these funds as customer deposits in FDIC-insured NOW (Negotiable Order of Withdrawal) and money market deposit accounts. The Bank pays a negotiated fee on the average SDA balances, which is eliminated in consolidation.

NOTE 16—SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWINGS BY BANK SUBSIDIARY

The maturities of borrowings at December 31, 2004 and total borrowings at December 31, 2003 are shown below (dollars in thousands):

	Repurchase Agreements	Other Borrowings by Bank Subsidiary		Total	Weighted Average Interest Rate
		FHLB Advances	Other
Due in:
2005	$9,096,872	$1,039,000	$17,591	$10,153,463	2.13%
2006	200,000	100,000	—	300,000	1.54%
2007	200,000	50,000	—	250,000	2.66%
2008	200,000	—	—	200,000	1.61%
2009—Thereafter	200,000	298,841	255,300	754,141	2.94%

Total borrowings at December 31, 2004	$9,896,872	$1,487,841	$272,891	$11,657,604

Total borrowings at December 31, 2003	$5,283,609	$920,000	$283,554	$6,487,163

Repurchase Agreements

The Company sells securities under agreements to repurchase similar securities. Repurchase agreements are collateralized by fixed- and variable-rate mortgage-backed securities or investment grade securities. Repurchase agreements are treated as financings for financial statement purposes and the obligations to repurchase securities sold are reflected as borrowings in the consolidated balance sheets. The brokers retain possession of the securities collateralizing the repurchase agreements until maturity. If the counterparty in a repurchase agreement fails to perform, the Company might incur a loss for the excess collateral posted with the counterparty. At December 31, 2004, there were no counterparties with whom the Company’s amount at risk exceeded 10% of its shareholders’ equity.

Other Borrowings by Bank Subsidiary

FHLB—The Company had $969 million floating-rate and $519 million fixed-rate FHLB advances at December 31, 2004. The floating-rate advances adjust quarterly based on the London InterBank Offering Rate (“LIBOR”). The Company is required to be a member of the FHLB System and maintains a FHLB investment at least equal to the greater of: one percent of the unpaid principal balance of its residential mortgage loans; one percent of 30 percent of its total assets; or one-twentieth of its outstanding FHLB advances. In addition, the Company must maintain qualified collateral equal to 85 to 90 percent of its advances, depending on the collateral type. These advances are secured with the Company’s specific mortgage loan collateral and mortgage-backed securities. The one- to four-family first-mortgage whole loans and mortgage-backed securities pledged as collateral totaled $3.4 billion and $2.6 billion at December 31, 2004 and 2003, respectively.

Other—The Company, through ETB Holdings, Inc. (“ETBH”) raises capital through the formation of trusts, which sell trust preferred stock in the capital markets. The capital securities are mandatorily redeemable in whole at the due date, which is generally 30 years after issuance. During the year ended December 31, 2004, ETBH formed seven of these trusts. Each trust issued Floating Rate Cumulative Preferred Securities, at par with a liquidation amount of $1,000 per capital security. ETBH uses the proceeds from the sale of securities to purchase subordinated debentures issued by ETBH, guarantees the trust obligations and contributes proceeds from the sale of its subordinated debentures to the Bank in the form of a capital contribution. Both the interest on the subordinated debentures issued by ETBH and the dividends paid on the Floating Rate Cumulative Preferred Securities are paid semi-annually or quarterly and are based upon variable rates from 2.25% to 3.75% above the three-month LIBOR interest rate.

Other borrowings also includes $17.6 million of overnight and other short-term borrowings from the Federal Reserve Bank in connection with the Federal Reserve Bank’s special direct investment and treasury, tax and loan programs. The Company pledged $2.0 billion of securities and RV loans to secure these borrowings.

Information about borrowings under fixed- and variable- rate coupon repurchase agreements and other short-term borrowings is summarized as follows (in thousands):

	December 31,
	2004	2003
Weighted-average balance during the year (calculated on a daily basis)	$8,139,736	$5,976,730
Weighted-average interest rate:
During the year (calculated on a daily basis)	3.18%	2.68%
At year-end	2.15%	1.46%
Maximum month-end balance during the year	$10,285,738	$6,888,441
Balance at year-end	$10,169,763	$5,567,163
Securities and loans underlying the repurchase agreements at the end of the year:
Carrying value, including accrued interest	$10,001,607	$5,485,984
Estimated market value	$9,958,744	$5,477,099

NOTE 17—SENIOR NOTES AND CONVERTIBLE SUBORDINATED NOTES

The Company’s long-term debt by type is shown below (in thousands):

	December 31,
	2004	2003
Senior 8.00% Notes, due 2011	$400,452	$—
Convertible subordinated notes:
6.75% Notes, due 2008	—	325,000
6.00% Notes, due 2007	185,165	370,330

Total convertible subordinated notes	185,165	695,330

Total senior and convertible subordinated notes	$585,617	$695,330

8.00% Senior Notes Due June 2011

In June 2004, the Company completed a private offering of an aggregate principal amount of $400 million in senior notes due June 2011 (the “8.00% Notes”). The 8.00% Notes bear interest at 8.00%, payable semi-annually, and are non-callable for four years and may then be called by the Company at a premium, which declines over time. Original debt issuance costs of $8.2 million are included in other assets and are being amortized over the term of the 8.00% Notes. The Company entered into an interest rate swap agreement effective December 1, 2004 on $50 million of the 8.00% Notes. Under this swap agreement, the Company pays a variable rate of interest based on 3 month LIBOR plus 3.49%. The swap agreement is treated as an effective fair value hedge pursuant to SFAS No. 133. Accordingly, the change in fair value of the swap agreement of $0.5 million was included as part of the outstanding balance of the 8.00% Notes as of December 31, 2004.

6.75% Convertible Subordinated Notes Due May 2008

In May 2001, the Company completed a private offering of an aggregate principal amount of $325 million of the 6.75% convertible subordinated notes due May 2008 (the “6.75% Notes”). The 6.75% Notes were convertible, at the option of the holder, into a total of approximately 29.7 million shares of the Company’s common stock at a conversion price of $10.925 per share. The 6.75% Notes bore interest at 6.75%, payable semiannually, and non-callable for three years and were subsequently callable by the Company at a premium which declined over time. In June 2004, the Company called $162.5 million of the 6.75% Notes and in July 2004 called the remaining $162.5 million. Of these notes, total principal of $81.3 million was converted into 7.4 million shares of the Company’s common stock, with $1.3 million recorded in additional paid-in capital for its portion of the premium and unamortized debt offering costs. The remaining principal of $243.7 million was redeemed for cash.

6.00% Convertible Subordinated Notes Due February 2007

In February and March 2000, the Company completed a private offering of an aggregate principal amount of $650 million of the 6.00% convertible subordinated notes due February 2007 (the “6.00% Notes”). The 6.00% Notes are convertible, at the option of the holder, into common stock at a conversion price of $23.60 per share (7.8 million shares based on the $185.2 million principal amount of notes outstanding at December 31, 2004). The notes bear interest at 6.00%, payable semiannually, and are non-callable for three years and may then be called by the Company at a premium, which declines over time. The holders have the right to require redemption at a premium in the event of a change in control or other defined redemption events. Debt issuance costs of $19.1 million were incurred in connection with the issuance of this debt and included in other assets. Through 2003, the Company retired $279.7 million of the 6.00% Notes. In July 2004, the Company called $185.2 million of the 6.00% Notes for cash. Through December 31, 2004, approximately $9.4 million had been amortized and $8.5 million removed in connection with the extinguishment of the $464.9 million of debt.

Early Extinguishment of Debt

The Company recorded a $19.4 million charge as loss on early extinguishment of debt in 2004, no gain on early extinguishment of debt in 2003 and $5.3 million gain on early extinguishment of debt in 2002. In 2004, loss on early extinguishment of debt included $12.6 million loss from the retirement of the 6.75% Notes and $6.8 million loss from the retirement of the 6.00% Notes, both charges relating to the portion of the premium paid and write-off of unamortized debt offering costs. In 2002, gain on early extinguishment of debt included an $8.6 million gain from the retirement of $64.9 million of the Company’s 6.00% Notes in exchange for approximately 6.5 million shares of the Company’s common stock, offset by a $3.3 million loss recorded as a result of the early redemption of $100 million adjustable rate advances from the FHLB.

NOTE 18—ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES

Accounts payable, accrued and other liabilities consist of the following (in thousands):

	December 31,
	2004	2003
Accounts payable and accrued expenses	$183,999	$135,818
Securities purchased collateral not received	53,131	35,947
Federal income tax payable	45,530	92,599
Equipment loans	38,530	16,235
Margin call collaterals	36,097	—
Restructuring liabilities	33,205	44,010
Other	196,594	333,806

Total accounts payable, accrued and other liabilities	$587,086	$658,415

Payables for Bank Securities Purchased, Collateral Not Received

The Bank has payables to third-party brokers for mortgage-backed securities the Bank committed to buy, but did not receive from the brokers by the settlement date.

Other Short-Term Borrowing Arrangements

The principal source of financing for E*TRADE Clearing’s margin lending activity is cash balances in customers’ accounts and financing obtained from other broker-dealers through E*TRADE Clearing’s stock loan program. E*TRADE Clearing also maintains financing facilities with banks totaling $400 million to finance margin lending. There was none outstanding under these lines at December 31, 2004 and 2003. The Company also has multiple term loans from financial institutions. These loans are collateralized by equipment. Borrowings under these term loans bear interest at 2.95% to 3.25% above LIBOR. The Company had approximately $39.8 million of principal outstanding under these loans at December 31, 2004.

NOTE 19—INCOME TAXES

The components of income tax expense from continuing operations are as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Current:
Federal	$94,261	$80,302	$(142)
Foreign	4,442	5,894	(4,209)
State	14,655	18,390	6,722

Total current	113,358	104,586	2,371

Deferred:
Federal	44,086	(6,313)	82,256
Foreign	2,328	5,418	—
State	20,506	6,559	6,295

Total deferred	66,920	5,664	88,551

Income tax expense from continuing operations	$180,278	$110,250	$90,922

The Company is subject to examination by the Internal Revenue Service (the “IRS”), taxing authorities in foreign countries, and states in which the Company has significant business operations. The tax years subject to examination vary by jurisdiction; for example, the IRS just completed their examination through fiscal year 2000. The Company regularly assesses the likelihood of additional tax deficiencies in each of the taxing jurisdictions resulting from on-going and subsequent years’ examinations. Included in current tax expense are changes to accruals for expected tax deficiencies in accordance with SFAS No. 5.

The components of income before income taxes and discontinued operations are as follows (in thousands):

	Year Ended December 31,
	2004	2003	2002
Domestic	$540,623	$305,790	$212,101
Foreign	19,290	(1,840)	(4,398)

Total income before income taxes and discontinued operations	$559,913	$303,950	$207,703

Deferred income taxes are recorded when revenues and expenses are recognized in different periods for financial statement and tax return purposes. The temporary differences and tax carry-forwards that created deferred tax assets and deferred tax liabilities are as follows (in thousands):

	December 31,
	2004	2003
Deferred tax assets:
Reserves and allowances	$15,237	$18,680
Net unrealized gain on equity investments and Bank assets held-for-sale	78,411	28,240
Net operating loss carry-forwards	68,939	74,713
Deferred compensation	9,235	9,881
Capitalized technology development	7,382	14,400
Tax credits	6,520	16,130
Restructuring reserve and related write-downs	66,116	74,948
Other	1,225	10,207

Total deferred tax assets	253,065	247,199

Deferred tax liabilities:
Internally developed software	(20,690)	(14,076)
Acquired intangibles	(36,552)	(52,688)
Basis differences in investments	(53,007)	(10,713)
Loan fees	(7,092)	—
Depreciation and amortization	(28,753)	6,089
Purchased software	(3,024)	(3,024)
Retained servicing rights	(6,298)	(9,831)
Other	(3,859)	(8,256)

Total deferred tax liabilities	(159,275)	(92,499)
Valuation allowance	(52,671)	(70,156)

Net deferred tax asset	$41,119	$84,544

The Company maintains a valuation allowance of $52.7 million and $70.2 million at December 31, 2004 and 2003, respectively, against certain of its deferred tax assets, as it is more likely than not that they will not be fully realized. The deferred tax assets for which a valuation allowance has been established include certain state and foreign country net operating loss carry-forwards, foreign tax credit carry-forwards and excess tax bases in certain illiquid investments. More specifically, at December 31, 2004, the Company had foreign country net operating loss carry-forwards of approximately $101 million for which a deferred tax asset of approximately $30 million was established. The foreign net operating losses represent the foreign tax loss carry-forwards in numerous foreign countries, some of which are subject to expiration from 2005-2007. In most of these foreign countries, the Company has historical tax losses, and the Company continues to project to incur operating losses in these countries. Accordingly, the Company has provided a valuation allowance of $30.1 million against such deferred tax asset at December 31, 2004. In addition, at December 31, 2004, the Company had state net operating loss carry-forwards of $290 million, that expire between 2012 and 2023, most of which are subject to apportionment when utilized. A deferred tax asset of approximately $17 million has been established related to these state net operating loss carry-overs, and has provided a valuation allowance of $2 million against such deferred tax asset at December 31, 2004. Further, the Company has a foreign tax credit carry-over of approximately $6.5 million which is fully reserved due to the Company’s overall foreign loss position. Lastly, At December 31, 2004, the Company maintains a valuation allowance against the excess tax basis in certain capital assets of approximately $11.0 million. The capital assets in question are certain investments in e-commerce and internet startup venture funds that have no ready market or liquidity at December 31, 2004. The Company has concluded that the realization of these excess tax benefits on these capital assets are uncertain and not in the control of the Company, as there is no ready market or liquidity in these investments.

The decrease in the valuation allowance in 2004 relates principally to the elimination of a valuation allowance of $14.4 million when the corresponding deferred tax asset was written off upon the disposition of eAdvisor. The elimination of the valuation allowance did not impact income tax expense. The balance of the change in the valuation allowance relates to adjustments to the valuation allowance components discussed above.

At December 31, 2004, the Company had federal net operating loss carry-forwards of approximately $60.9 million for which no valuation has been provided. These carry-forwards expire through 2020. These federal net operating loss carry-forwards relate to pre-acquisition losses from acquired subsidiaries and, accordingly, are subject to annual limitations in their use in accordance with Internal Revenue Code Section 382. Accordingly, the extent to which the loss carry-forwards can be used to offset future taxable income may be limited.

The Company has not provided deferred income taxes of approximately $9.1 million on approximately $25.9 million of undistributed earnings in its foreign subsidiaries at December 31, 2004, as it is the Company’s intention to permanently reinvest such earnings. The American Jobs Creation Act of 2004 (the “Act”) was enacted in October of 2004. The Act provided for a temporary incentive for U.S. multinational corporations to repatriate accumulated income earned abroad by providing an 85% exclusion from taxable income for certain dividends from controlled foreign corporations. As a result of this special temporary tax incentive, the Company distributed $20.0 million from its Canadian subsidiaries and recorded $750,000 of federal tax expense in connection with such repatriation.

The effective tax rates differed from the Federal statutory rates as follows:

	Year Ended December 31,
	2004	2003	2002
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of Federal tax benefit	4.4	3.6	4.6
Difference between statutory rate and foreign effective tax rate and establishment of valuation allowance for foreign deferred tax assets	(0.7)	3.8	(1.3)
IRS tax settlement	(2.8)	—	—
Excess tax basis upon sale of partnership interests	(2.2)	—	—
Change in valuation allowance	(0.5)	(5.2)	5.4
Other	(1.0)	(0.9)	0.1

Effective tax rate	32.2%	36.3%	43.8%

The reduction in our 2004 tax rate was principally the result of two items. First, during 2004 the Company reached a favorable tax settlement with the Internal Revenue Service. This agreement resolved various issues for all federal tax liabilities through 2000, including most notably certain research and experimentation credit claims. As a result of the settlement, reductions in income tax expense of $22.4 million were recorded resulting in reductions of previously accrued taxes. In addition, we recognized a tax benefit of $12.2 million from our excess tax basis in a partnership interest that was sold during 2004.

NOTE 20—SHAREHOLDERS’ EQUITY

Shares Exchangeable into Common Stock

In August 2000, EGI Canada Corporation issued approximately 9.4 million Exchangeable Shares in connection with the Company’s acquisition of E*TRADE Technologies. Holders of the Exchangeable Shares have dividend, voting and other rights equivalent to those of the Company’s common shareholders. Exchangeable Shares may be exchanged at any time, at the option of the holder, on a one-for-one basis for the Company’s common stock. The Company may redeem all outstanding Exchangeable Shares for its common stock after August 23, 2005 or earlier under certain circumstances. Exchangeable Shares converted were 0.1 million in 2004, 0.2 million in 2003 and 0.2 million in 2002. At December 31, 2004, approximately 1.3 million Exchangeable Shares were outstanding.

Share Repurchases

From time to time the Company’s Board of Directors authorizes share repurchase and debt retirement plans, as they determine that they are likely to create long-term value for its shareholders. These plans are open-ended and provide the flexibility to buy back common stock, redeem for cash its outstanding convertible subordinated notes, retire debt in the open market or a combination of all three. Under these authorized plans, the Company has repurchased some of its common stock and retired some of its convertible subordinated notes.

In 2004, the Company repurchased 13.7 million shares of its common stock for an aggregate $175.8 million. Also under the repurchase plans, the Company used $86.2 million in cash for a partial redemption of its 6.75% Notes. In 2003, the Company did not repurchase any shares of its common stock. In 2002, the Company repurchased 10.2 million shares of its common stock for an aggregate $43.5 million. Also in 2002, the Company retired 5.0 million shares of its common stock, valued at $28.8 million, in connection with the satisfaction of shareholders’ notes receivable.

As of December 31, 2004, the Company had approximately $238.0 million available under its authorized share repurchase and debt retirement plans to purchase additional shares of its common stock or retire additional debt.

Deferred Stock Compensation

In 2004, the Company issued 0.9 million shares, with fair market value of $11.1 million, of restricted common stock to its executive officers and other employees. Of these grants, 0.7 million shares vest annually over a four-year period, with the remaining to vest 100% on the five-year anniversary of the date of grant. The Company will recognize compensation expense related to these shares ratably over the applicable vesting periods.

In 2003, the Company issued 1.7 million shares, with fair market value of $13.4 million, of restricted stock to its executive officers. The officers’ right to retain these shares does not vest in any part until the five-year anniversary of the date of grant, at which time the rights to retain the shares vest in full. The Company will recognize compensation expense related to these shares ratably over the five-year vesting periods.

In 2003 and 2004, the Company cancelled 3.6 million shares of unvested restricted stock as executive officers and employees resigned from the Company. Of these cancellations, 3.2 million shares, or unvested deferred stock compensation of $19.5 million, related to the resignation of the Company’s former CEO in January 2003.

Amortization of deferred stock compensation was $4.7 million for 2004, $2.3 million for 2003 and $8.7 million for 2002.

NOTE 21—EMPLOYEE BENEFIT PLANS

Stock Option Plans

The Company’s 1996 Stock Incentive Plan (the “1996 Plan”) provides for the grant of nonqualified or incentive stock options to officers, directors, key employees and consultants for the purchase of shares of the Company’s common stock at a price determined by the Board of Directors at the date the option is granted.

Options are generally exercisable ratably over a four-year period from the date the option is granted and expire within ten years from the date of grant. However, approximately 6.1 million options were granted to non-executive employees in 2003 that vested over one year, which did not result in any recognized expense. Also, concurrent with the Company’s former CEO’s resignation, the Company extended the expiration date of his previously vested options, resulting in additional compensation expense of $46,000 in 2003. Exercise prices are generally equal to the fair market value of the shares on the grant date. The Company granted stock options below market value to purchase 64,000 shares in 2004, 44,000 shares in 2003 and 28,000 shares in 2002. The expense recorded for the estimated fair value of the options was $0.3 million in 2004, $0.1 million in 2003 and $0.2 million in 2002. No options were granted at prices greater than market value on the date of grant in the past three years.

Beginning in 2002, the 1996 Plan has a shareholder approved automatic increase, or evergreen provision, in the number of shares available to be issued by 5% of the number of shares of the Company’s common stock outstanding on the last trading date of December of the immediately preceding year. At January 1, 2005, 18.5 million shares were added to the 1996 Plan pursuant to the evergreen provision, for a total of 85.4 million shares authorized under the 1996 Plan since inception and 41.5 million shares available for grant at January 1, 2005.

The Company has also assumed option plans as a result of acquisitions in the past. No additional grants will be made under these acquired plans.

A summary of stock option activity follows (shares in thousands):

	Number of Shares	Weighted- Average Exercise Price
Outstanding at December 31, 2001:	46,115	$11.05
Granted	5,300	$7.61
Exercised	(2,568)	$4.33
Canceled	(7,419)	$13.10

Outstanding at December 31, 2002:	41,428	$10.66
Granted	15,702	$5.84
Exercised	(8,543)	$5.36
Canceled	(4,203)	$11.22

Outstanding at December 31, 2003:	44,384	$9.92
Granted	11,868	$12.83
Exercised	(6,617)	$5.19
Canceled	(6,846)	$21.09

Outstanding at December 31, 2004:	42,789	$9.68

The options available for grant, as well as the options exercisable and the associated weighted-average exercise price are shown in the following table (shares in thousands):

	Year Ended December 31,
	2004		2003	2002
Options available for grant	23,037	(1)	28,943	20,465
Options exercisable	24,204		29,939	27,147
Options exercisable weighted-average exercise price	$8.94		$10.83	$11.40

(1)	Upon registration of the evergreen provision, options available for grant will increase by approximately 18.5 million shares.

The following table summarizes information on outstanding and exercisable stock options at December 31, 2004:

	Options Outstanding			Options Exercisable
Option Exercise Price	Number Outstanding (in thousands)	Weighted- Average Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable (in thousands)	Weighted- Average Exercise Price
$0.01–$4.52	7,206	6.33	$3.58	6,454	$3.52
$4.54–$6.91	7,153	6.46	$5.70	5,859	$5.73
$6.96–$7.66	8,010	7.35	$7.44	4,442	$7.27
$7.76–$11.15	8,191	8.45	$10.30	1,923	$9.20
$11.19–$14.59	7,351	8.94	$13.77	882	$12.88
$14.75–$20.38	2,469	5.81	$16.60	2,236	$16.77
$20.59–$58.19	2,409	4.85	$25.48	2,408	$25.48

$0.01–$58.19	42,789	7.28	$9.68	24,204	$8.94

Stock Purchase Plan

In July 1996, the Company’s shareholders approved the 1996 Stock Purchase Plan (the “1996 Purchase Plan”), and reserved 2,600,000 shares of common stock for sale to employees at a price no less than 85% of the lower of the fair market value of the common stock at the beginning of the two-year offering period or the end of each of the six-month purchase periods. During 2002, the reserved shares of the 1996 Purchase Plan were reduced to zero, with 341,904 additional shares remaining to be purchased by employees. In May 2002, the Company’s shareholders approved an increase in the authorized shares by 341,904, which were subsequently purchased by employees. As a result, these shares were accounted for as variable plan options on which the Company recognized a charge of $0.4 million in 2002 during the time they were in escrow. Also in May 2002, the shareholders of the Company approved the 2002 Employee Stock Purchase Plan (the “2002 Purchase Plan”), and reserved 5,000,000 shares of common stock for sale to employees at a price no less than 85% of the lower of the fair market value of the common stock at the beginning of the one-year offering period or the end of each of the six-month purchase periods. At December 31, 2004, 1,985,612 shares were available for purchase under the 2002 Purchase Plan.

Additional Stock Plan Information

As permitted by SFAS No. 123, the Company applied APB Opinion No. 25 and related interpretations in accounting for its stock option plans, and accordingly does not record compensation costs on grants to employees for options with no intrinsic value. If the Company had elected to recognize compensation cost based on the fair value of options at the grant date as prescribed by SFAS No. 123, the related pro forma expense that would have been recorded is described in Note 2.

The Company’s calculations were made using the Black-Scholes option-pricing models with the following weighted-average assumptions applied to grants made in the following periods:

	Year Ended December 31,
	2004	2003	2002
Dividend yield	—	—	—
Expected volatility	55%	66%	71%
Risk-free interest rate	3%	3%	4%
Expected life of option following vesting (in months)	23	19	36

Under SFAS No. 123, the fair value of stock-based awards to employees is calculated using option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

The Company’s calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. The valuations of the computed weighted-average fair values of option grants under SFAS No. 123 were $5.95 for 2004, $2.83 for 2003 and $4.69 for 2002.

Supplemental Executive Retirement Plan

The Company’s Board of Directors adopted the Supplemental Executive Retirement Plan (“SERP”) for certain executive officers in 2001, which was terminated in April 2003. The Company made cash contributions to the SERP of $15.6 million in 2002. The Company did not make any contributions in 2003 and recovered approximately $6 million of cash previously contributed to the SERP in October 2003. In 2002, the Company recognized a benefit of $16.1 million in executive agreement in the consolidated statement of operations related to the return of vested benefits in the SERP by the Company’s former CEO.

401(k) Plan

The Company has a 401(k) salary deferral program for eligible employees who have met certain service requirements. The Company matches certain employee contributions; additional contributions to this plan are at the discretion of the Company. Total contribution expense under this plan was $5.0 million for 2004, $8.7 million for 2003 and $8.1 million for 2002.

NOTE 22—FACILITY RESTRUCTURING AND OTHER EXIT CHARGES

The following table summarizes the amount recognized by the Company as facility restructuring and other exit charges for the periods presented (in thousands):

	Year Ended December 31,
	2004	2003	2002
2003 Restructuring Plan	$1,857	$112,564	$—
2001 Restructuring Plan	(800)	16,367	10,223
Other exit charges	14,631	5,260	5,134

Total restructuring and other exit charges	$15,688	$134,191	$15,357

2003 Restructuring Plan

In April 2003, the Company announced a restructuring plan (“2003 Restructuring Plan”) exiting and consolidating leased facilities and exiting and disposing of certain unprofitable product offerings and initiatives. The original 2003 facility consolidation charge primarily related to charges to exit the E*TRADE FINANCIAL Center in New York and consolidation of excess facilities located in Menlo Park and Rancho Cordova, California. The E*TRADE FINANCIAL Center in New York, encompassing approximately 31,000 square feet, was used by customers to access the Company’s products and services and serve as an introduction point for new customers to the Company’s products and services. The Company exited the Center as it was not cost effective to engage in these activities within a facility of its size, and subsequently, opened an approximately 2,000 square foot Center in New York that was more cost effective. The leased California facilities were used for corporate and administrative functions and were exited as the Company consolidated employees into nearby offices and moved certain functions to its offices in Virginia.

The other charges related to the exit of or write-off of unprofitable product lines and the early termination of certain contracts, such as the revenue sharing agreements associated with 43 E*TRADE Zones located in Target stores. These unprofitable product lines consisted of our Stock Basket product offered to customers and our online advisory service, eAdvisor, a joint initiative with Enlight Holdings, LLC. The Company terminated its revenue sharing agreements associated with its Zones in Target stores as it decided to terminate the Zone strategy and focus on other methods of reaching its current and potential customers, as well as for the reason that the Zones were unprofitable.

In 2004, the Company finalized its exit of the product offering with Enlight Holdings, LLC, and as a result made adjustments to previously estimated costs associated with its exit. The rollforward of the 2003 Restructuring Plan reserve is presented below (in thousands):

	Facility Consolidation	Other	Total
Original 2003 Restructuring Reserve:

Facility restructuring and other exit activity recorded in 2003	$55,010	$57,960	$112,970

Cash payments	(11,007)	(16,369)	(27,376)

Non-cash charges	(19,254)	(38,370)	(57,624)

Restructuring liabilities at December 31, 2003	24,749	3,221	27,970

2004 activity on original 2003 restructuring reserve:

Adjustment and additional charges recorded in 2004	2,458	(601)	1,857
Cash payments	(5,439)	(2,249)	(7,688)

Restructuring liabilities at December 31, 2004	$21,768	$371	$22,139

2001 Restructuring Plan

In August 2001, the Company announced a restructuring plan (“2001 Restructuring Plan”) aimed at streamlining operations primarily by consolidating facilities in the United States and Europe. The restructuring was designed to consolidate certain facilities, to bring together key decision-makers and to streamline operations. The original 2001 restructuring charge related to facility consolidation, representing the undiscounted value of ongoing lease commitments, offset by anticipated third-party sublease revenues, the write-off of capitalized software, hardware and other fixed assets and other costs. Subsequent to 2001, the Company recognized additional facility consolidation adjustments, as a result of updated estimates of sublease income and sublease start dates, driven by economic circumstances. The rollforward of the 2001 Restructuring Plan reserve is presented below (in thousands):

	Facility Consolidation	Asset Write-Off	Other	Total
Total 2001 facility restructuring and other nonrecurring charges recorded in 2001	$128,469	$52,532	$21,764	$202,765

Activity through December 31, 2003:
Adjustments and additional charges	22,204	2,072	3,499	27,775
Cash payments	(92,881)	(67)	(19,281)	(112,229)
Non-cash charges	(41,263)	(53,877)	(5,810)	(100,950)

Restructuring liabilities at December 31, 2003	16,529	660	172	17,361

2004 activity on original 2001 restructuring reserve:
Adjustments and additional charges recorded in 2004	(800)	—	—	(800)
Cash payments	(5,489)	—	(6)	(5,495)

Restructuring liabilities at December 31, 2004	$10,240	$660	$166	$11,066

Facility Consolidation Obligations

The components of the facility consolidation restructuring liabilities for the 2003 and 2001 Restructuring Plans at December 31, 2004, and their timing are as follows (in thousands):

	Facilities Obligations	Sublease Income		Discounted Rents and Sublease	Net
Year		Contracted	Estimate
2005	$12,774	$(2,297)	$(407)	$(143)	$9,927
2006	13,923	(2,394)	(2,971)	(286)	8,272
2007	10,478	(1,836)	(2,869)	(572)	5,201
2008	7,431	(1,023)	(1,732)	(858)	3,818
2009	5,951	(573)	(1,231)	(1,144)	3,003
Thereafter	3,082	(48)	(817)	(430)	1,787

Total	$53,639	$(8,171)	$(10,027)	$(3,433)	$32,008

Other Exit Charges

	Year Ended December 31,
	2004	2003	2002
Israel exit activity	$14,500	$1,435	$—
Exit of institutional research business	—	4,917	—
Exit of keyboard lending activities	—	2,747	—
(Gain) loss on exit of E*TRADE Bank AG (German subsidiary)	—	(3,898)	12,199
Subsequent recovery related to sale of E*TRADE @ Net Bourse S.A.	—	—	(3,513)
Resolution of obligation upon the liquidation of E*TRADE South Africa	—	—	(3,552)
Other	131	59	—

Total other exit charges, net	$14,631	$5,260	$5,134

Israel exit activity

The Company terminated the trademark and technology license of an Israeli-based company in 2002 due to failure to perform obligations and commenced arbitration proceedings. The Israeli company counterclaimed for wrongful termination. An arbitration tribunal in London decided against the Company and as a result, the Company recognized $14.5 million in additional exit charges for 2004.

Exit of Institutional Research Business

In December 2003, the Company exited its proprietary institutional research business located in Europe and recorded an exit charge of approximately $4.9 million. The charge was primarily related to severance and related tax amounts. In addition, the Company incurred costs related to cancellation of certain contracts and other legal fees.

Exit of Keyboard Lending Activities

During 2003, the Company exited its keyboard lending activities, which it originally entered into as a result of its acquisition of E*TRADE Consumer Finance in December 2002. This included the sale of substantially all of its keyboard loans (of approximately $100 million) and write-off of other assets, resulting in a loss of approximately $2.7 million. Contributions from keyboard lending activities were insignificant to the overall operating results of E*TRADE Consumer Finance.

Sale of German Subsidiary

The Company sold its German subsidiary to an unrelated party in March 2003 for $4.9 million in cash. The Company recorded an impairment loss on its German subsidiary at December 31, 2002, as a result of these negotiations. In addition, the Company will receive future services and technology assets for its European operations from the buyer valued at $5.1 million. The Company recorded these future services in other assets and will amortize the value of these services over the anticipated period during which it expects to receive the actual services. The Company recognized a gain of $3.9 million from the sale in 2003. The gain was primarily attributable to the terms of the agreement, which provided for a partial reimbursement to the Company for losses incurred through the regulatory approval period and to the appreciation in the EURO during the approval period.

NOTE 23—INCOME (LOSS) PER SHARE

The following table is a reconciliation of basic and diluted EPS (in thousands, except per share data):

	Year Ended December 31,
	2004	2003	2002
BASIC:

Numerator:
Income from continuing operations	$378,742	$198,761	$115,226
Net income (loss) from discontinued operations	1,741	4,266	(7,962)

Net income before cumulative effect of accounting change	380,483	203,027	107,264
Cumulative effect of accounting change, net of tax	—	—	(293,669)

Net income (loss)	$380,483	$203,027	$(186,405)

Denominator:
Basic weighted-average shares outstanding	366,586	358,320	355,090

Per Share:
Income per share from continuing operations	$1.03	$0.56	$0.32
Net income (loss) per share from discontinued operations	0.01	0.01	(0.02)

Net income per share before cumulative effect of accounting changes	1.04	0.57	0.30
Cumulative effect of accounting change	—	—	(0.82)

Income (loss) per share	$1.04	$0.57	$(0.52)

DILUTED:

Numerator:
Income from continuing operations	$378,742	$198,761	$115,226
Net income (loss) from discontinued operations	1,741	4,266	(7,962)

Net income before cumulative effect of accounting change	380,483	203,027	107,264
Cumulative effect of accounting change, net of tax	—	—	(293,669)

Net Income (loss)	380,483	203,027	(186,405)

Interest on convertible subordinated notes, net of tax	19,963	—	—

Net income (loss), as adjusted	$400,446	$203,027	$(186,405)

Denominator:
Basic weighted-average shares outstanding	366,586	358,320	355,090
Effect of dilutive securities:
Weighted-average options and restricted stock issued to employees	10,461	6,495	4,300
Weighted-average warrants and contingent shares outstanding	2,532	2,546	1,661
Shares issuable for assumed conversion of convertible subordinated notes	25,810	—	—

Diluted weighted-average shares outstanding	405,389	367,361	361,051

Per Share:
Income per share from continuing operations	$0.98	$0.54	$0.32
Net income (loss) per share from discontinued operations	0.01	0.01	(0.02)

Net income per share before cumulative effect of accounting change	0.99	0.55	0.30
Cumulative effect of accounting change	—	—	(0.82)

Net income (loss) per share	$0.99	$0.55	$(0.52)

Excluded from the calculations of diluted income (loss) per share are 45.4 million of common stock shares for 2003 and 46.0 million of common shares for 2002, issuable under convertible subordinated notes as the effect of applying the treasury stock method on an if-converted basis would be anti-dilutive.

The following options to purchase shares of common stock have not been included in the computation of diluted income (loss) per share because the options’ exercise price was greater than the average market price of the Company’s common stock for the following years stated, therefore, the effect would be anti-dilutive (in thousands, except exercise price ranges):

	Year Ended December 31,
	2004	2003	2002
Options excluded from computation of diluted income (loss) per share	10,665	14,860	26,936
Exercise price ranges:
High	$58.19	$58.19	$58.19
Low	$12.50	$7.97	$6.41

NOTE 24—REGULATORY REQUIREMENTS

Registered Broker-Dealers

The Company’s broker-dealer subsidiaries are subject to the Uniform Net Capital Rule (the “Rule”) under the Securities Exchange Act of 1934 administered by the SEC, the New York Stock Exchange (“NYSE”), the Chicago Stock Exchange (“CHX”), the Philadelphia Stock Exchange (“PHLX”) and the NASD Inc. (“NASD”), which requires the maintenance of minimum net capital. E*TRADE Securities, E*TRADE Clearing and E*TRADE Professional Trading have elected to use the alternative method to compute net capital permitted by the Rule, which requires that E*TRADE Securities, E*TRADE Clearing and E*TRADE Professional Trading maintain minimum net capital equal to the greater of $250,000 or two percent of aggregate debit balances arising from customer transactions, as defined.

Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement.

The table below summarizes the minimum capital requirements for the Company’s broker-dealer subsidiaries (in thousands):

	December 31, 2004
	Required Net Capital	Net Capital	Excess Net Capital
E*TRADE Securities LLC	$250	$47,663	$47,413
E*TRADE Clearing LLC	48,391	303,070	254,679
E*TRADE Capital Markets-Execution Services	290	7,061	6,771
GVR Company, LLC	1,000	42,488	41,488
Engelman Securities, Inc.	242	2,418	2,176
E*TRADE Professional Trading, LLC	250	2,969	2,719
E*TRADE Professional Securities, LLC	1,123	5,522	4,399
Versus Brokerage Service (U.S.) Inc.	100	674	574
E*TRADE Global Asset Management, Inc.	819	21,388	20,569
International broker-dealers	33,434	73,267	39,833

Totals	$85,899	$506,520	$420,621

Banking

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the

Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and Tier I Capital to adjusted total assets. As shown in the following table, at December 31, 2004, the most recent date of notification, the Office of Thrift Supervision (“OTS”) categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. At December 31, 2004, management believes that the Bank meets all capital adequacy requirements. However, events beyond management’s control, such as fluctuations in interest rates or a downturn in the economy in areas in which the Bank’s loans or securities are concentrated, could adversely affect future earnings and consequently, the Bank’s ability to meet its future capital requirements.

The Bank’s required actual capital amounts and ratios are presented in the table below (dollars in thousands):

	Actual		Required for Capital Adequacy Purposes			Required to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
At December 31, 2004:
Total Capital to risk-weighted assets	$1,533,934	11.11%	>$	1,104,607	>8.0%	>$	1,380,759	>10.0%
Tier I Capital to risk-weighted assets	$1,486,422	10.77%	>$	552,304	>4.0%	>$	828,455	>6.0%
Tier I Capital to adjusted total assets	$1,486,422	5.83%	>$	1,019,659	>4.0%	>$	1,274,574	>5.0%
At December 31, 2003:
Total Capital to risk-weighted assets	$1,232,674	11.30%	>$	872,421	>8.0%	>$	1,090,526	>10.0%
Tier I Capital to risk-weighted assets	$1,194,963	10.96%	>$	436,211	>4.0%	>$	654,316	>6.0%
Tier I Capital to adjusted total assets	$1,194,963	5.92%	>$	807,922	>4.0%	>$	1,009,902	>5.0%

The Bank is also required by OTS regulations to maintain tangible capital of at least 1.50% of tangible assets. The Bank satisfied this requirement at both December 31, 2004 and 2003.

The Bank is subject to certain restrictions on the amount of dividends it may declare without prior regulatory approval. At December 31, 2004, approximately $295.8 million of the Bank’s capital was available for dividend declaration.

NOTE 25—LEASE ARRANGEMENTS

The Company has non-cancelable operating leases for facilities through 2014. Future minimum rental commitments under these leases are as follows (in thousands):

Years ending December 31:
2005	$22,185
2006	21,793
2007	21,042
2008	20,176
2009	18,110
Thereafter	29,649

Future minimum lease payments	$132,955

Certain leases contain provisions for renewal options and rent escalations based on increases in certain costs incurred by the lessor. Rent expense was $23.9 million for 2004, $31.4 million for 2003 and $29.2 million for 2002.

NOTE 26—COMMITMENTS, CONTINGENCIES AND OTHER REGULATORY MATTERS

Legal Matters

In June 2002, the Company acquired from MarketXT Holdings, Inc. (formerly known as Tradescape Corporation) (“Tradescape”) certain entities referred to as Tradescape Securities, LLC, Tradescape Technologies, LLC and Momentum Securities, LLC. Numerous disputes have arisen between the parties regarding value and responsibility for various liabilities that were first made apparent following the sale. The parties have been unable to resolve these disputes and have each filed lawsuits. On April 8, 2004, Tradescape filed a complaint in the United States District Court for the Southern District of New York against the Company, certain of its officers and directors and other third parties, including Softbank Finance Corporation and Softbank Corporation, alleging that the defendants acted improperly in preventing plaintiffs from obtaining certain contingent payments and claiming damages of $1.5 billion. On April 9, 2004, the Company filed a complaint in the United States District Court for the Southern District of New York against certain directors and officers of Tradescape seeking declaratory relief and monetary damages in an amount to be proven at trial for defendants’ fraud in connection with the 2002 sale transaction, including, but not limited to, having presented the Company with fraudulent financial statements of the condition of Momentum Securities during the due diligence process. The Company believes that Tradescape’s claims against it are without merit and intends both to vigorously defend the suit and to fully pursue its own claims described above. In January 2005, the Company was notified that the NASD had made a preliminary determination to recommend disciplinary action against the entity formerly known as Momentum for, among other things, failing to maintain the required minimum net capital during the periods from December 2001 through June 30, 2002 and failing and neglecting to file accurate financial reports for the period, in each case materially overstating its net capital. The Company is unable to predict the outcome of these actions. Management believes that these actions will not have a material adverse effect on its financial condition, results of operations or cash flows.

In 2003, the Company became involved in arbitration relating to the Company’s former Israeli joint venture. The E*TRADE Israel venture was closed in 2002, as the Company’s partner in the joint venture failed. The Company had terminated the Israeli company’s trademark and technology license and sought damages based on failures to perform its obligations and the licensee had counterclaimed for unspecified damages for such termination. Following the hearing of the arbitration, which took place during October 2004, the arbitration tribunal decided against the Company and as a result, the Company recognized $14.5 million in additional exit charges for 2004.

In September 2001, the Company engaged in certain stock loan transactions that resulted in litigation between the Company and certain counterparties to the transactions including Nomura Securities, Inc. and certain of its affiliates (“Nomura”) in two related lawsuits pending in the United States District Courts for the District of New York and for the District of Minnesota. In the lawsuits, Nomura is seeking approximately $10.0 million in damages and has asserted the right to keep an additional $5.0 million, plus interest, unspecified punitive damages, attorney fees, and other relief from the Company for conversion and breach of contract. The Company has asserted claims and defenses against Nomura relating to the same amount and alleges, inter alia, Nomura, among others, participated in a stock lending fraud and violated federal and state securities laws among other allegations. In 2003, the parties stipulated to stay the New York matter pending the completion of discovery in the Minnesota lawsuit. Through this lawsuit, the Company seeks, among other things, compensatory damages for all expenses and losses that it has incurred to date or may incur in the future in connection with the stock lending litigation. Written discovery and depositions have been taken in this matter. At this time, we are unable to predict the ultimate outcome of this dispute in relation to the parties with which we have not settled. However, the ultimate resolution of this litigation may be material to the Company’s operating results or cash flows for any particular period. The Company believes that its current reserves are adequate in view of its assessment of exposure at this time.

Except as to matters that we have reported as settled or tentatively settled, we intend to defend vigorously against the foregoing claims. An unfavorable outcome in any matter that is not covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, even if the ultimate outcomes are resolved in our favor, the defense of such litigation could entail considerable cost and the diversion of the efforts of management, either of which could have a material adverse effect on our results of operation. In addition to the matters described above, the Company is subject to various legal proceedings and claims that arise in the normal course of business. The Company contests liability and/or the amount of damages in each pending matter. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases where claimants seek substantial or indeterminate damages or where investigations and proceedings are in the early stages, the Company cannot predict with certainty the loss or range of loss related to such matters, how such matters will be resolved, when they will ultimately be resolved, or what the eventual settlement, fine, penalty or other relief might be. Subject to the foregoing, the Company believes, based on current knowledge and after consultation with counsel, that the outcome of each such pending matter will not have a material adverse effect on the consolidated financial condition of the Company, although the outcome could be material to the Company’s or a business segment’s operating results for a particular future period, depending on, among other things, the level of the Company’s or a business segment’s income for such period. Legal reserves have been established in accordance with SFAS No. 5. Once established, reserves are adjusted when there is more information available or when an event occurs requiring a change.

Regulatory Matters

The securities and banking industries are subject to extensive regulation under Federal, state and applicable international laws. As a result, the Company is required to comply with many complex laws and rules and its ability to so comply is dependent in large part upon the establishment and maintenance of a qualified compliance system. From time to time, the Company has been threatened with, or named as a defendant in, lawsuits, arbitrations and administrative claims involving securities, banking and other matters. The Company is also subject to periodic regulatory audits and inspections. Compliance and trading problems that are reported to regulators, such as the SEC, the NYSE, the NASD or the OTS by dissatisfied customers or others are investigated by such regulators, and may, if pursued, result in formal claims being filed against the Company by customers and/or disciplinary action being taken against the Company by regulators. Any such claims or disciplinary actions that are decided against the Company could harm the Company’s business.

Insurance Matters

The Company maintains insurance coverage that management believes is reasonable and prudent. The principal insurance coverage it maintains covers commercial general liability, property damage, hardware/software damage, directors and officers, employment practices liability, certain criminal acts against the Company and errors and omissions. The Company believes that such insurance coverage is adequate for the purpose of its business. The Company’s ability to maintain this level of insurance coverage in the future, however, is subject to the availability of affordable insurance in the marketplace.

Commitments—Loans

In the normal course of business, the Bank makes various commitments to extend credit and incur contingent liabilities that are not reflected in the consolidated balance sheets. The Bank had the following loan commitments (in thousands):

	December 31, 2004
	Fixed Rate	Variable Rate	Total
Commitments to purchase loans:
Mortgage loans	$50,404	$120,262	$170,666
Other loans	7,582	—	7,582

Total commitments to purchase loans	$57,986	$120,262	$178,248

Commitments to originate loans:
Mortgage loans	$168,753	$52,219	$220,972
Other loans	345,969	—	345,969

Total commitments to originate loans	$514,722	$52,219	$566,941

Commitments to sell mortgage loans	$42,061	$50,390	$92,451

Significant changes in the economy or interest rate influence the impact that these commitments and contingencies has on the Company in the future.

At December 31, 2004, the Bank had commitments to purchase $0.4 billion and sell $0.9 billion in securities. In addition, the Bank had approximately $1.6 billion of certificates of deposit scheduled to mature in less than one year and $3.1 billion of unfunded commitments to extend credit.

Guarantees

As part of business combinations completed during the last three years, the Company is obligated to make certain additional payments in cash and/or stock in the event certain milestones are achieved by the acquired entities. See Note 4 for further information.

E*TRADE Bank provides guarantees to investors purchasing mortgage loans, which are considered standard representations and warranties within the mortgage industry. The primary guarantees, are as follows:

•	The mortgage and the mortgage note have been duly executed and each is the legal, valid and binding obligation of E*TRADE Bank, enforceable in accordance with its terms. The mortgage has been duly acknowledged and recorded and is valid. The mortgage and the mortgage note are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto. If these claims prove to be untrue, the investor can require E*TRADE Bank to repurchase the loan and return all loan premium pricing and service release premiums.

•	Should any eligible mortgage loan delivered pay off prior to the receipt of the first payment, loan premium pricing and service release premium shall be fully refundable.

•	Should any eligible mortgage loan delivered to an investor pay off after the receipt of the first payment and a contractually designated period of time (typically 60 to 120 days from the date of purchase), the servicing released premium shall be fully refunded.

Management has determined that the maximum potential liability under these guarantees at December 31, 2004 is $38.1 million based on all available information. The current carrying amount of the liability recorded at December 31, 2004 is $1.0 million and is considered adequate based upon analysis of historical trends and current economic conditions for these guarantees. At December 31, 2003, the maximum potential liability was $69.3 million and the carrying value of the liability was $3.5 million.

NOTE 27—ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

The Company enters into derivative transactions to protect against the risk of market price or interest rate movements on the value of certain assets and future cash flows. The Company is also required to recognize certain contracts and commitments as derivatives when the characteristics of those contracts and commitments meet the definition of a derivative as promulgated by SFAS No. 133.

Fair Value Hedges

Overview of Fair Value Hedges

The Company uses a combination of interest rate swaps, purchased options on caps, floors and forward-starting swaps to offset its exposure to a change in value of certain fixed rate assets. In calculating the effective portion of the fair value hedges under SFAS No. 133, the change in the fair value of the derivative is recognized currently in earnings, as is the change in value of the hedged asset attributable to the risk being hedged. Accordingly, the net difference or hedge ineffectiveness, if any, is recognized currently in fair value adjustments of financial derivatives in the consolidated statements of operations.

The following table summarizes information related to financial derivatives in fair value hedge relationships (dollars in thousands):

	Notional Amount of Derivative	Fair Value of Derivatives			Weighted-Average
		Asset	Liability	Net	Pay Rate	Receive Rate	Strike Rate	Remaining Life (Years)
At December 31, 2004
Pay fixed-interest rate swaps:
Mortgage-backed securities	$1,045,000	$3,157	$(5,099)	$(1,942)	4.42%	2.23%	—%	6.06
Investment securities	160,885	—	(3,747)	(3,747)	4.63%	2.09%	—%	8.83
Receive-fixed interest rate swaps:
Certificates of deposit	315,000	—	(1,901)	(1,901)	2.26%	3.39%	—%	2.90
Federal Home Loan Bank advances	100,000	—	(1,159)	(1,159)	2.40%	3.64%	—%	4.80
Brokered certificates of deposit	10,000	—	(160)	(160)	2.50%	5.00%	—%	10.01
Senior Notes	50,000	452	—	452	5.98%	8.00%	—%	6.46
Receive-fixed interest rate forward-starting swaps:
Brokered certificates of deposit	20,000	12	(60)	(48)	5.25%	N/A	—%	12.55
Mortgage-backed securities	209,000	978	—	978	3.60%	N/A	—%	3.43
Purchased interest rate options:
Caps(1)	485,000	7,221	—	7,221	N/A	N/A	6.09%	5.01
Floors(1)	100,000	352	—	352	N/A	N/A	4.25%	2.75
Forward-starting swaps(1)	335,000	9,065	—	9,065	N/A	N/A	5.98%	13.30

Total fair value hedges	$2,829,885	$21,237	$(12,126)	$9,111	3.93%	2.71%	5.85%	6.25

At December 31, 2003
Pay fixed-interest rate swaps:
Loans	$656,000	$—	$(3,000)	$(3,000)	2.74%	1.16%	—%	2.63
Mortgage-backed securities	182,000	—	(1,672)	(1,672)	4.21%	1.16%	—%	7.16
Investment securities	54,000	—	(1,049)	(1,049)	4.58%	1.15%	—%	9.38
Purchased interest rate options:
Caps(1)	100,000	4,948	—	4,948	N/A	N/A	5.87%	6.95
Forward-starting swaps(1)	82,000	3,191	—	3,191	N/A	N/A	7.05%	14.81

Total fair value hedges	$1,074,000	$8,139	$(5,721)	$2,418	3.15%	1.16%	6.40%	5.07

(1)	Purchased interest rate options were used to hedge the Bank’s mortgage-backed securities.

De-designated Fair Value Hedges

During 2004 and 2003, certain fair value hedges were de-designated; therefore, hedge accounting was discontinued during those periods for those derivatives. The net gain or loss on those derivative instruments at the time of de-designation is being amortized to interest expense over the original forecasted period of the underlying transactions being hedged. Changes in the fair value of these derivative instruments after the discontinuance of fair value hedge accounting were recorded in gain on sales of loans and securities, net in the consolidated statements of operations.

Cash Flow Hedges

Overview of Cash Flow Hedges

The Company uses interest rate swaps and caps to hedge the variability of future cash flows associated with existing variable-rate liabilities and forecasted issuances of liabilities. These cash flow hedge relationships are treated as effective hedges as long as the future issuances of liabilities remain probable and the hedges continue to meet the requirements of SFAS No. 133. The Company also enters into interest rate swaps to hedge changes in the future variability of cash flows of certain investment securities resulting from changes in a benchmark interest rate. Additionally, the Company enters into forward purchase and sale agreements, which are considered cash flow hedges, when the terms of the commitments exactly match the terms of the securities purchased or sold.

Changes in the fair value of derivatives that hedge cash flows associated with time deposits, repurchase agreements, advances from the FHLB, dollar rolls and other borrowings and investment securities are reported in AOCI as unrealized gains or losses. The amounts in AOCI are then included in interest expense as a yield adjustment during the same periods in which the related interest on the fundings or investment securities affect earnings. During the upcoming twelve months, the Company expects to include a pre-tax amount of approximately $24.7 million of net unrealized losses that are currently reflected in AOCI in interest expense as a yield adjustment in the same periods in which the related items affect earnings. The Company expects to hedge the majority of forecasted issuance of liabilities over a three-to-fifteen-year period.

The Company also recognizes cash flow hedge ineffectiveness. Cash flow hedge ineffectiveness is recorded to the extent that the market value of the derivatives used in the hedge relationship outperforms or has a greater increase in market value than a hypothetical derivative, created to match the exact terms of the underlying debt being hedged. The Company recognized this cash flow ineffectiveness as a fair value adjustment of financial derivatives in the consolidated statements of operations.

The following table summarizes information related to our financial derivatives in cash flow hedge relationships, hedging variable rate liabilities and the forecasted issuances of liabilities (dollars in thousands):

	Notional Amount of Derivative	Fair Value of Derivatives			Weighted-Average
		Asset	Liability	Net	Pay Rate	Receive Rate	Strike Rate	Remaining Life (Years)
At December 31, 2004
Pay fixed interest rate swaps:
Repurchase agreements	$1,675,000	$—	$(33,121)	$(33,121)	4.91%	2.28%	—%	11.12
Federal Home Loan Bank advances	425,000	—	(6,093)	(6,093)	4.68%	2.13%	—%	9.25

Purchased interest rate:
Forward-starting swaps(1)	595,000	—	(868)	(868)	4.74%	N/A	—%	11.16
Options—caps(1)	2,775,000	94,340	—	94,340	N/A	N/A	4.43%	6.13

Total cash flow hedges	$5,470,000	$94,340	$(40,082)	$54,258	4.84%	2.25%	4.43%	8.45

At December 31, 2003
Pay fixed interest rate swaps:
Repurchase agreements	$3,488,000	$4,091	$(46,196)	$(42,105)	4.23%	0.80%	—%	7.44
Certificates of deposit	450,000	—	(24,105)	(24,105)	6.35%	1.46%	—%	1.52
Federal Home Loan Bank advances	165,000	—	(2,409)	(2,409)	3.19%	1.16%	—%	2.77

Purchased interest rate options—caps(1)	1,000,000	47,322	—	47,322	N/A	N/A	2.98%	4.47
Forward purchase and sale agreements	335,500	—	(872)	(872)	N/A	N/A	N/A	N/A

Total cash flow hedges	$5,438,500	$51,413	$(73,582)	$(22,169)	4.42%	0.89%	2.98%	6.18

(1)	Purchased interest rate options were used to hedge the Bank’s repurchase agreements.

Under SFAS No. 133, we are required to record the fair value of gains and losses on derivatives designated as cash flow hedges in AOCI in the consolidated balance sheets. In addition, during the normal course of business, the Company terminates certain interest rate swaps and options.

The following tables show: 1) amounts recorded in AOCI related to derivative instruments accounted for as cash flow hedges; 2) the notional amounts and fair values of derivatives terminated for the periods presented; and 3) the amortization of terminated interest rate swaps included in interest expense (in thousands):

	Year Ended December 31,
	2004	2003	2002
Impact on AOCI (net of taxes):
Beginning balance	$(123,754)	$(188,280)	$(148,340)
Losses on cash flow hedges related to derivatives, net	(51,137)	(21,173)	(79,148)
Reclassifications to earnings, net	56,873	85,699	39,208

Ending balance	$(118,018)	$(123,754)	$(188,280)

Derivatives terminated during the year:
Notional	$5,423,500	$6,329,500	$4,645,300
Fair value of net gains (losses) recognized in AOCI	$(68,039)	$45,927	$(289,209)

The gains (losses) accumulated in AOCI on the derivative instruments terminated shown in the preceding table will be included in interest expense over the periods the hedged forecasted issuance of liabilities will affect earnings, ranging from 32 days to 12 years. During 2004, 2003 and 2002, the interest expense included $101.8 million, $125.8 million and $78.2 million, respectively, of amortization of terminated interest rate swaps.

The following table represents the balance in AOCI attributable to open cash flow hedges and discontinued cash flow hedges (in thousands):

	At December 31,
	2004	2003	2002
AOCI balance (net of taxes) related to:
Open cash flow hedges	$(43,027)	$(30,775)	$(51,901)
Discontinued cash flow hedges	(74,991)	(92,979)	(136,379)

Total	$(118,018)	$(123,754)	$(188,280)

Hedge Ineffectiveness

In accordance with SFAS No. 133, the Company recognizes hedge ineffectiveness on both fair value and cash flow hedge relationships. These amounts are reflected in fair value adjustments of financial derivatives in the consolidated statements of operations. The following table summarizes the income (expense) recognized by the Company as fair value and cash flow hedge ineffectiveness (in thousands):

	Year Ended December 31,
	2004	2003	2002
Fair value hedges	$(3,895)	$(19,711)	$(22,379)
Cash flow hedges	6,194	4,373	10,717

Total	$2,299	$(15,338)	$(11,662)

Mortgage Banking Activities

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding; these commitments are referred to as Interest Rate Lock Commitments, (“IRLCs”). IRLCs on loans the Bank intends to sell are considered to be derivatives and are, therefore, recorded at fair value with changes in fair value recorded in earnings. For purposes of determining their fair value, the Company performs a net present value analysis of the anticipated cash flows associated with these IRLCs. The net present value analysis performed excludes the market value associated with the anticipated sale of servicing rights related to each loan commitment. At December 31, 2004, the fair value of these IRLCs was a $1.5 million asset.

IRLCs expose the Company to interest rate risk. The Company manages this risk by selling mortgages or mortgage-backed securities on a forward basis referred to as forward sale agreements. Changes in the fair value of these derivatives are included in gain on sales of loans and securities, net in the consolidated statements of operations based on whether the loan was purchased or originated. The net change in IRLCs and the related hedging instruments generated a net gain of $3.9 million in 2004, and resulted in net losses of $3.0 million and $2.6 million in 2003 and 2002, respectively.

The Company also designates fair value relationships of closed loans held-for-sale against a combination of mortgage forwards and short treasury positions. Short treasury relationships are economic hedges, rather than fair value or cash flow hedges. Short treasury positions are marked-to-market, but do not receive hedge accounting treatment under SFAS No. 133. The mark-to-markets of the mortgage forwards are included in the net change of the IRLCs and the related hedging instruments disclosed above. The mark-to-markets of the closed loans recorded for 2004 was $4.3 million. Changes in the fair value of these closed loans are included in gain on sales of loans and securities, net in the consolidated statements of operations based on whether the loan was purchased or originated.

Credit risk is managed by limiting activity to approved counterparties and setting aggregate exposure limits for each approved counterparty. The credit risk that results from interest rate swaps and purchased options is represented by the fair value of contracts that have unrealized gains at the reporting date. Conversely, we have $51.2 million of derivative contracts with unrealized losses at December 31, 2004. These agreements required the Company to pledge approximately $31.6 million of its mortgage-backed and investment securities as collateral.

While the Company does not expect that any counterparty will fail to perform, the following table shows the maximum exposure, or net credit risk, associated with each counterparty to interest rate swaps and purchased interest rate options at December 31, 2004 (in thousands):

Counterparty	Credit Risk
Bank of America	$80,606
Solomon Brothers	781
Lehman Brothers	689
Union Bank of Switzerland	452

Total	$82,528

NOTE 28—FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

The fair value of financial instruments whose estimated fair values were their carrying values are summarized as follows:

•	Cash and equivalents, cash and investments required to be segregated, brokerage receivables, net and brokerage payables—Fair value is estimated to be carrying value.

•	Available-for-sale investment securities including mortgage-backed, trading securities and other investments—Fair value is estimated by using quoted market prices for most securities. For illiquid securities, market prices are estimated by obtaining market price quotes on similar liquid securities and adjusting the price to reflect differences between the two securities, such as credit risk, liquidity, term coupon, payment characteristics and other information.

•	FHLB stock—Cost is considered to be a reasonable estimate of fair value because the FHLB has historically redeemed these securities at cost.

•	Financial derivatives and off-balance instruments—The fair value of financial derivatives and off-balance sheet instruments is the amount the Company would pay or receive to terminate the agreement as determined from quoted market prices, which is equal to the carrying value.

•	Commitments to purchase and originate loans—The fair value is estimated by calculating the net present value of the anticipated cash flows associated with IRLCs.

The fair value of financial instruments whose estimated fair values were different from their carrying values are summarized below (in thousands):

	December 31, 2004		December 31, 2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Loans receivable and loans held-for-sale, net	$11,785,035	$11,765,901	$9,131,393	$9,049,197
Liabilities:
Deposits	$12,302,974	$12,359,634	$12,514,486	$12,311,009
Securities sold under agreements to repurchase	$9,896,872	$9,879,314	$5,283,609	$5,257,531
Other borrowings by Bank subsidiary	$1,760,732	$1,757,997	$1,203,554	$1,225,480
Subordinated notes	$185,165	$189,794	$695,330	$775,743
Senior notes	$400,452	$428,452	$—	$—

•

Loans receivable and loans held-for-sale, net—For certain residential mortgage loans, fair value is estimated using quoted market prices for similar types of products. The fair value of certain other types of loans is estimated using quoted market prices for securities backed by similar loans. The fair value for loans that could not be reasonably established using the previous two methods was estimated by discounting future cash flows using current rates for similar loans. Management adjusts the discount rate to reflect the individual characteristics of the loan, such as credit risk, coupon, term, payment characteristics and the liquidity of the secondary market for these types of loans. The fair value for certain consumer loans was calculated using a discounted cash flow model incorporating prepayment and loss curves for the specific product type. Loans were valued in groups based on rate and term with the discount rate applied to each group derived from the swap curve. The calculation of loss and prepayment curves was based on past performance of similar credit quality originations by the same company.

•	Deposits—For passbook savings, checking and money market accounts, fair value is estimated to be carrying value. For fixed maturity certificates of deposit, fair value is estimated by discounting future cash flows at the currently offered rates for deposits of similar remaining maturities.

•	Securities sold under agreements to repurchase—Fair value is determined by discounting future cash flows at the rate implied for other similar instruments with similar remaining maturities.

•	Other borrowings by Bank subsidiary—For adjustable-rate borrowings, fair value is estimated to be carrying value. For fixed-rate borrowings, fair value is estimated by discounting future cash flows at the currently offered rates for fixed-rate borrowings of similar remaining maturities.

•	Subordinated and senior notes—Fair value is estimated using quoted market prices.

NOTE 29—SEGMENT AND GEOGRAPHIC INFORMATION

In January 2005, the Company revised its financial reporting to reflect the manner in which its chief operating decision maker has begun assessing the Company’s performance and makes resource allocation decisions. As a result, the Company now reports its operating results in two segments, retail and institutional, rather than its former brokerage and banking segments.

Retail includes:

•	investing, trading, banking and lending products and services to individuals; and

•	stock plan administration products and services activity

Institutional includes:

•	balance sheet management, including generation of institutional net interest spread, gain on sales of loans and securities, net and management income;

•	market-making; and

•	global execution and settlement services

The Company evaluates the performance of its segments based on segment contribution (net revenues less expenses excluding interest). All corporate overhead, administrative and technology charges are allocated to segments either in proportion to their respective direct costs or based upon specific operating criteria.

Financial information for the Company’s revised reportable segments for 2004 and 2003 have been presented below (in thousands). The revised segment data for 2002 is not presented as the data was not then tracked by the Company in the revised format nor is it practicable to be reproduced.

	Year Ended December 31, 2004
	Retail	Institutional	Eliminations(1)	Total
Net revenues:
Commissions	$349,539	$102,749	$—	$452,288
Principal transactions	—	126,893	—	126,893
Gain on sales of loans and securities, net	93,694	47,024	—	140,718
Service charges and fees	84,785	13,130	—	97,915
Other revenues	111,840	16,684	(34,064)	94,460

Interest income	492,379	956,973	(303,608)	1,145,744
Interest expense	(169,955)	(644,108)	303,608	(510,455)

Net interest income	322,424	312,865	—	635,289
Provision for loan losses	—	(38,121)	—	(38,121)

Net interest income after provision for loan losses	322,424	274,744	—	597,168

Total net revenues	962,282	581,224	(34,064)	1,509,442

Expenses excluding interest:
Compensation and benefits	233,288	122,574	—	355,862
Occupancy and equipment	60,719	12,135	—	72,854
Communications	63,556	8,563	—	72,119
Professional services	44,053	24,277	—	68,330
Commissions, clearance and floor brokerage	58,171	100,204	(12,736)	145,639
Advertising and market development	57,197	4,961	—	62,158
Servicing and other banking expenses	7,753	49,546	(21,328)	35,971
Fair value adjustments of financial derivatives	—	(2,299)	—	(2,299)
Depreciation and amortization	67,310	12,293	—	79,603
Amortization of other intangibles	12,914	7,579	—	20,493
Facility restructuring and other exit charges	4,783	10,905	—	15,688
Other	49,487	42,304	—	91,791

Total expenses excluding interest	659,231	393,042	(34,064)	1,018,209

Segment income	$303,051	$188,182	$—	$491,233

(1)	Reflects elimination of transactions between retail and institutional segments, which include deposit transfer pricing, servicing and order flow rebates.

	Year Ended December 31, 2003
	Retail	Institutional	Eliminations(1)	Total
Net revenues:
Commissions	$337,467	$106,617	$—	$444,084
Principal transactions	—	107,601	—	107,601
Gain on sales of loans and securities, net	235,064	12,590	—	247,654
Service charges and fees	104,620	5,527	—	110,147
Other revenues	113,961	24,736	(42,380)	96,317

Interest income	353,556	748,820	(209,470)	892,906
Interest expense	(219,512)	(476,087)	209,470	(486,129)

Net interest income	134,044	272,733	—	406,777
Provision for loan losses	—	(38,523)	—	(38,523)

Net interest income after provision for loan losses	134,044	234,210	—	368,254

Total net revenues	925,156	491,281	(42,380)	1,374,057

Expenses excluding interest:
Compensation and benefits	261,654	107,616	—	369,270
Occupancy and equipment	65,856	14,879	—	80,735
Communications	67,581	10,005	—	77,586
Professional services	39,190	16,889	—	56,079
Commissions, clearance and floor brokerage	52,284	104,689	(12,921)	144,052
Advertising and market development	55,059	2,876	—	57,935
Servicing and other banking expenses	29,518	37,516	(29,459)	37,575
Fair value adjustments of financial derivatives	—	15,338	—	15,338
Depreciation and amortization	74,313	13,084	—	87,397
Amortization of other intangibles	17,580	8,228	—	25,808
Facility restructuring and other exit charges	83,868	50,323	—	134,191
Other	56,871	45,234	—	102,105

Total expenses excluding interest	803,774	426,677	(42,380)	1,188,071

Segment income	$121,382	$64,604	$—	$185,986

(1)	Reflects elimination of transactions between retail and institutional segments, which include deposit transfer pricing, servicing and order flow rebates.

Total assets for each segment are shown below:

	Retail	Institutional	Total
At December 31, 2004	$5,294,487	$25,738,096	$31,032,583
At December 31, 2003	$5,897,686	$20,151,530	$26,049,216

Geographic Information

The Company operates in both U.S. and international markets. The Company’s international operations are conducted through offices in Europe, Japan, Canada and South East Asia. The following information provides a reasonable representation of each region’s contribution to the consolidated amounts (in thousands):

	United States	Europe	South East Asia	Rest of World(1)	Total
Net revenues:
Year ended December 31, 2004	$1,336,754	$89,979	$32,360	$50,349	$1,509,442
Year ended December 31, 2003	$1,252,115	$67,815	$10,384	$43,743	$1,374,057
Year ended December 31, 2002	$1,177,046	$56,554	$6,696	$38,283	$1,278,579
Long-lived assets:
At December 31, 2004	$286,183	$7,699	$728	$7,681	$302,291
At December 31, 2003	$269,457	$7,442	$1,537	$8,661	$287,097

(1)	Comprised primarily of Canada

No single customer accounted for greater than 10% of gross revenues for 2004, 2003 and 2002.

NOTE 30—CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The following presents the Parent’s condensed balance sheets, statements of operations and cash flows:

BALANCE SHEETS

(in thousands)

	December 31,
	2004	2003
ASSETS
Cash and equivalents	$69,007	$82,565
Property and equipment, net	199,706	186,412
Investments	49,530	40,669
Equity in net assets of bank subsidiary	1,246,259	1,021,430
Equity in net assets of other consolidated subsidiaries	1,402,645	1,367,778
Receivable from subsidiaries	3,382	87,799
Other assets	41,709	76,350

Total assets	$3,012,238	$2,863,003

LIABILITIES AND SHAREHOLDERS’ EQUITY

Convertible subordinated notes	$185,165	$695,330
Senior notes	400,452	—
Other liabilities	198,419	249,380
Payable to subsidiaries	—	—
Shareholders’ equity	2,228,202	1,918,293

Total liabilities and shareholders’ equity	$3,012,238	$2,863,003

STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2004	2003	2002
Revenues:
Management fees from subsidiaries	$318,772	$312,780	$266,429
Other	—	167	3,004

Net revenues	318,772	312,947	269,433

Expenses excluding interest:
Compensation and benefits	124,208	107,391	92,262
Occupancy and equipment	32,335	29,543	28,053
Communications	17,949	19,090	22,557
Depreciation and amortization	54,664	57,776	72,875
Professional services	30,445	22,563	21,812
Commissions, clearance and floor brokerage	(1,062)	2,347	333
Advertising and market development	6,154	3,308	2,379
Acquisition related expenses	—	317	3,589
Facility restructuring and other exit charges	14,478	115,412	25,524
Executive agreement	—	—	(23,485)
Other	2,829	27,091	31,334

Total expenses excluding interest	282,000	384,838	277,233

Income (loss) before other income, income taxes and cumulative effect of accounting change	36,772	(71,891)	(7,800)

Other income (loss)
Corporate interest income	740	1,445	7,990
Corporate interest expense	(45,775)	(44,468)	(46,197)
Gain (loss) on sale and impairment of investments	1,427	16,175	(9,763)
Gain (loss) on early extinguishment of debt	(19,443)	—	8,669
Equity in income of investment and venture funds	4,858	9,051	250

Total other loss	(58,193)	(17,797)	(39,051)

Pre-tax loss	(21,421)	(89,688)	(46,851)
Income tax benefit	(42,007)	(57,821)	(8,080)

Income (loss) before cumulative effect of accounting change	20,586	(31,867)	(38,771)
Cumulative effect of accounting change	—	—	(226,415)
Equity in income of Bank subsidiary	215,614	133,632	113,514
Equity in income (losses) of other consolidated subsidiaries	144,283	101,262	(34,733)

Net income (loss)	380,483	203,027	(186,405)
Other comprehensive income (loss), net of tax	(51,222)	141,480	(34,080)

Total comprehensive income (loss)	$329,261	$344,507	$(220,485)

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$380,483	$203,027	$(186,405)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed income of Bank subsidiary	(215,614)	(133,632)	(113,514)
Equity in undistributed (income) loss of other subsidiaries	(144,283)	(101,262)	34,733
Equity in net income of investments	(10,272)	(14,584)	(9,933)
Depreciation and amortization	54,664	57,668	72,879
(Gain) loss on investments and impairment charges	(1,427)	(93)	8,356
Unrealized loss on venture fund	5,412	4,103	8,621
Non cash restructuring costs and other exit charges	14,478	30,770	29,336
Cumulative effect of accounting change	—	—	229,316
Gain on early extinguishment of debt	—	—	(8,669)
Other	4,645	(1,348)	4,844
Other changes, net:
Other assets and liabilities, net	95,684	(32,691)	95,817
Decrease in restructuring liabilities	(9,299)	(27,389)	(25,075)

Net cash provided by (used in) operating activities	174,471	(15,431)	140,306

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(70,206)	(38,344)	(110,083)
Purchase of investments	(10,566)	(5,800)	(6,894)
Proceeds from sale/maturity of investments	16,409	4,246	13,472
Advances to other subsidiaries	—	(68,153)	(109,699)
Restricted deposits	—	—	71,888
Other	—	(1,471)	2,125

Net cash used in investing activities	(64,363)	(109,522)	(139,191)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of investments	—	4,946	—
Proceeds from issuance of common stock	43,974	51,740	13,742
Proceeds from issuance of Senior Notes	394,000	—	—
Repurchase of treasury stock	(175,776)	—	(43,481)
Dividends issued by subsidiary	43,512	50,000	50,000
Payments on call of subordinated notes	(428,902)	—	—
Payment of capital leases	(734)	(6,031)	(14,431)
Other	260	9,123	(4,512)

Net cash provided by (used in) financing activities	(123,666)	109,778	1,318

(DECREASE) INCREASE IN CASH AND EQUIVALENTS	(13,558)	(15,175)	2,433
CASH AND EQUIVALENTS—Beginning of year	82,565	97,740	95,307

CASH AND EQUIVALENTS—End of year	$69,007	$82,565	$97,740

Parent Company Guarantees

Guarantees are contingent commitments issued by the Company for the purpose of guaranteeing the financial obligations of a subsidiary to a financial institution. The collective obligation of the corporation does not change by the existence of corporate guarantees. Rather, the guarantees shift ultimate payment responsibility of an existing financial obligation from a subsidiary to the parent company.

In support of the Company’s brokerage business, the Company has provided guarantees on the settlement of its subsidiaries’ financial obligations with several financial institutions related to its securities lending activities. Terms and conditions of the guarantees, although typically undefined in the guarantees themselves, are governed by the conditions of the underlying obligation that the guarantee covers. Thus, the Company’s obligation to pay under these guarantees coincides exactly with the terms and conditions of those underlying obligations. At December 31, 2004, no claims had been filed with the Company for payment under any guarantees. These guarantees are not collateralized.

In addition to guarantees issued on behalf of subsidiaries participating in securities lending programs, the Company also issues guarantees for the settlement of foreign exchange transactions. If a subsidiary fails to deliver currency on the settlement date of a foreign exchange arrangement, the beneficiary financial institution may seek payment from the Company. Terms are undefined, and are governed by the terms of the underlying financial obligation. At December 31, 2004, no claims had been made on the Company under these guarantees and thus, no obligations had been recorded. These guarantees are not collateralized.

NOTE 31—SUBSEQUENT EVENTS

Israel Exit Activity

As disclosed in the Company’s Form 8-K filed on February 4, 2005, the Company, in October 2004 participated in an arbitration proceeding against its former Israeli licensee. On February 1, 2005, the Company received notice of partial award to the licensee. As a result, the Company recorded a charge to facility restructuring and other exit charges of $14.5 million for 2004. For further discussion see Notes 22 and 26.

Acquisition of Advisory Firm

In October 2004, the Company entered into an agreement to purchase a registered investment advisory firm with over $500 million in assets under management, which provides asset management services and general wealth advice to individuals. The transaction closed in January 2005 and the purchase price is expected to be up to approximately $12.0 million.

Discontinued Operations and Change in Segments

As discussed in Note 3, on May 9, 2005, the Company closed its proprietary and hybrid trading businesses and on August 16, 2005, the Company announced an agreement to sell its recreational vehicle and marine loan origination business. In accordance with SFAS No. 144, the results of these businesses have been reported as discontinued operations in the Company’s Consolidated Financial Statements for all periods presented.

As discussed in Note 29, beginning in the first quarter of 2005, the Company changed its reportable segments from Brokerage and Banking to Retail and Institutional. This change was made as the Company changed the way it evaluates its operations. In addition, the Company changed its revenue presentation to reflect the change in segments.

NOTE 32—QUARTERLY DATA (UNAUDITED)

The information presented below reflects all adjustments, which, in the opinion of management, are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented (in thousands, except per share amounts):

	2004				2003
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net revenues	$383,541	$381,468	$335,133	$409,300	$297,813	$347,525	$372,441	$356,278
Income from continuing operations	$89,818	$102,893	$87,123	$98,908	$18,216	$9,887	$62,301	$108,357
Net income	$88,475	$122,905	$79,274	$89,829	$21,482	$12,687	$61,403	$107,455
Income per share from continuing operations
Basic	$0.25	$0.28	$0.24	$0.27	$0.05	$0.03	$0.17	$0.30
Diluted	$0.23	$0.26	$0.23	$0.26	$0.05	$0.03	$0.17	$0.26
Income per share:
Basic	$0.24	$0.34	$0.21	$0.24	$0.06	$0.04	$0.17	$0.30
Diluted	$0.23	$0.31	$0.21	$0.24	$0.06	$0.03	$0.17	$0.27